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COMPENSATION DISCUSSION AND ANALYSIS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

KITE REALTY GROUP TRUST
(Name of Registrant as Specified In Its Charter)
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March 31, 2017

Dear Fellow Shareholder:

I am pleased to invite you to the 2017 Annual Meeting of Shareholders of Kite Realty Group Trust, which will be held on Wednesday, May 10, 2017, at 9:00 a.m. EDT at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204. At the meeting, shareholders will vote on the business items listed in the notice of the meeting on the following page. In addition to the formal business that will be transacted, management will respond to comments and questions of general interest to our shareholders.

I sincerely hope that you will attend and participate in the meeting. However, whether you plan to attend or not, it is important that your shares be represented and voted. Accordingly, please vote your shares. We have elected to provide access to our proxy materials on the Internet under the U.S. Securities and Exchange Commission's "notice and access" rules instead of mailing printed copies of those materials to each shareholder. We have sent to our shareholders a Notice of Internet Availability of Proxy Materials that provides instructions on how to access our proxy materials, which are available on the Internet at www.proxyvote.com.

I encourage you to review these materials carefully and to follow the voting instructions in the proxy statement to ensure that your votes are counted.

I look forward to seeing you at the annual meeting.

Sincerely,

JOHN A. KITE
Chairman of the Board and Chief Executive Officer

KITE REALTY GROUP TRUST
30 S. Meridian Street, Suite 1100
Indianapolis, Indiana 46204

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 10, 2017

Dear Shareholder:

You are cordially invited to attend our 2017 annual meeting of shareholders, which will be held as follows:

WHEN:	• 9:00 a.m. EDT on Wednesday, May 10, 2017

WHERE:	• Offices of Kite Realty Group Trust • 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204

ITEMS OF BUSINESS:	• Elect nine trustees to serve one-year terms expiring in 2018;
• Approve, on an advisory basis, the compensation of our named executive officers;
• Select, on a non-binding advisory basis, the frequency with which the advisory vote on executive compensation should be held;
• Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and
• Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

WHO CAN VOTE:	• Shareholders of record at the close of business on March 22, 2017 will be entitled to notice of and to vote at the meeting or any adjournments or postponements of the meeting.

VOTING BY PROXY:

•

Pursuant to the U.S. Securities and Exchange Commission's "notice and access" rules, shareholders may access our proxy statement, the proxy card and our 2016 annual report online at www.proxyvote.com.

•

If you received printed materials you may vote by mail by marking, signing and dating your proxy card and returning it promptly in the postage-paid envelope provided, or you may vote by telephone by following the "Vote by Phone" instructions on the proxy card.

• Whether or not you plan to attend the annual meeting, we urge you to vote now. If you attend the meeting, you may withdraw your proxy and vote in person, if you so desire.

By Order of the Board of Trustees,

SCOTT E. MURRAY
Executive Vice President, General Counsel and Corporate Secretary

i

ii

PROXY STATEMENT

ABOUT THE MEETING: QUESTIONS & ANSWERS

Why am I receiving this proxy statement?

This proxy statement contains information related to the solicitation of proxies for use at our 2017 annual meeting of shareholders, to be held at 9:00 a.m. EDT on Wednesday, May 10, 2017, at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. This solicitation is made by Kite Realty Group Trust on behalf of our Board of Trustees (the "Board"). "We," "our," "us," and the "Company" refer to Kite Realty Group Trust. This proxy statement, the proxy card and our 2016 annual report to shareholders are first being mailed and made available online to shareholders beginning on or about March 31, 2017.

What am I being asked to vote on, and what are the Board's voting recommendations?

Proposal	Proposal Description	Board's Voting Recommendation
Proposal 1: Election of Trustees	The election of nine trustees to our Board	"FOR"
Proposal 2: Advisory Vote on Executive Compensation	The approval, on an advisory basis, of the compensation of our "named executive officers" (or "NEOs")	"FOR"
Proposal 3: Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation	The selection, on a non-binding advisory basis, of the frequency with which the advisory vote on executive compensation should be held	"1 YEAR"
Proposal 4: Ratification of the Appointment of Ernst & Young LLP	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017	"FOR"

Who is entitled to vote at the annual meeting?

The close of business on March 22, 2017, is the record date for the Annual Meeting. Only holders of record of our common shares at the close of business on the record date are entitled to receive notice of, to attend and to vote at the annual meeting. Our common shares constitute the only class of securities entitled to vote at the meeting.

What are the voting rights of shareholders?

Each common share outstanding on the record date entitles its holder to cast one vote on each matter to be voted on at the annual meeting.

Who can attend the annual meeting?

All holders of our common shares at the close of business on March 22, 2017, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting. Admission to the meeting will be on a first-come, first-served basis. If you attend the meeting, you may be asked to present valid photo identification, such as a driver's license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in "street name" (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your share ownership as of March 22, 2017.

What will constitute a quorum at the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on March 22, 2017, will constitute a quorum, permitting the shareholders to conduct business at the meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares.

As of the March 22, 2017 record date, there were 83,581,039 common shares outstanding.

How do I vote?

If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the shareholder of record with respect to those shares and the Proxy Notice was sent directly to you by us. In that case, you may instruct the proxy holders named in the proxy card (the "Proxy Agents") how to vote your common shares in one of the following ways:

  •
  Vote online.  You can access proxy materials and vote at www.proxyvote.com. To vote online, you must have the shareholder identification number provided in the Proxy Notice.

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  Vote by telephone.  You also have the option to vote by telephone by calling 1-800-690-6903.

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  Vote by regular mail.  If you received printed materials and would like to vote by mail, please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

Proxies submitted over the internet, by telephone or by mail must be received by 11:59 p.m. EDT on Tuesday May 9, 2017.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the Proxy Notice was forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee. You may also attend the meeting and vote in person if you bring the required proxy, as discussed below.

How are proxy card votes counted?

If your proxy card is properly completed and submitted, and not subsequently revoked, it will be voted as directed by you. If the proxy is submitted but voting instructions are not made, the persons designated as proxy holders on the proxy card will vote "FOR" the election of all nominees for our Board named in this proxy statement; "FOR" the advisory vote on executive compensation; "1 YEAR" for the frequency of holding advisory votes on executive compensation; "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and as recommended by our Board with regard to any other matters that may properly come before the meeting, or, if no such recommendation is given, in the Board's own discretion. If the proxy is submitted and voting instructions are made for some, but not all, of the proposals, as to matters in which instructions are given, the proxy will be voted in accordance with those instructions, and for all other proposals, the proxy will be voted as described in the prior sentence.

If your common shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, under applicable rules of the New York Stock Exchange (the "NYSE") (the exchange on which our common shares are traded), the brokers will vote your shares according to the specific instructions they receive from you. If a broker that holds common shares for a beneficial owner does not receive voting instructions from that owner at least 10 days prior to the annual meeting, the broker may vote on the proposal only if it is considered a "routine" matter under the NYSE's rules. On non-routine matters, nominees do not have discretionary voting power and cannot vote without instructions from the beneficial owners, resulting in a so-called "broker non-vote." Pursuant to the rules of the NYSE, the election of trustees, the approval of the compensation of our named executive officers and the selection of the frequency of holding advisory votes on executive compensation are "non-routine" matters, and a brokerage firm may not vote without instructions from its client on these matters, resulting in a broker non-vote. In contrast, ratification of the appointment of an independent registered public accounting firm is considered a "routine" matter under NYSE's rules, which means that a broker has discretionary voting authority to the extent it has not received voting instructions from its client on the matter.

If I plan to attend the annual meeting, should I still vote by proxy?

Yes. Voting in advance does not affect your right to attend the annual meeting. If you submit your proxy card and also attend the annual meeting, you do not need to vote again at the annual meeting unless you want to change your vote. Written ballots will be available at the meeting for shareholders of record. If you are not a shareholder of record but hold shares through a broker or nominee (i.e., in street name), you may vote your shares in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions prior to the meeting as described above so that your vote will be counted if you later decide not to attend the annual meeting.

Will any other matters be voted on?

The proposals set forth in this proxy statement constitute the only business that the Board intends to present at the annual meeting. The proxy does, however, confer discretionary authority upon the persons designated as proxy holders on the proxy card, or their substitutes, to vote on any other business that may properly come before the meeting. If the annual meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy.

May I change or revoke my vote after I submit my proxy card?

Yes. You may revoke a previously granted proxy at any time before it is exercised by (i) delivering a written notice of revocation to our Secretary at 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, (ii) delivering a duly executed proxy bearing a later date to us or (iii) attending the meeting and voting in person. If your common shares are held by a broker, bank or any other persons holding common shares on your behalf, you must contact that institution to revoke a previously authorized proxy.

Who is soliciting the proxies and who pays the costs?

The enclosed proxy for the annual meeting is being solicited by the Board. Proxies also may be solicited, without additional compensation, by our trustees and officers by mail, telephone or other electronic means or in person. We are paying the costs of this solicitation, including the preparation, printing, mailing and website hosting of proxy materials. It is anticipated that banks, brokers and other custodians, nominees and fiduciaries will forward proxy materials to the beneficial owners of our common shares to obtain their voting instructions and that we will reimburse such persons for their out-of-pocket expenses.

You should rely only on the information provided in this proxy statement. We have not authorized anyone to provide you with different or additional information. You should not assume that the information in this proxy statement is accurate as of any date other than the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

PROPOSAL 1: ELECTION OF TRUSTEES

Our Board is currently comprised of nine trustees, each with terms expiring at the 2017 annual meeting. The nominees, all of whom are currently serving as trustees of the Company, have been recommended by our Board for re-election to serve as trustees for one-year terms until the 2018 annual meeting of shareholders and until their successors are duly elected and qualified.

NOMINEES FOR ELECTION AT THE 2017 ANNUAL MEETING

The nominees for election at the 2017 annual meeting are:

  1.
  John A. Kite
  2.
  William E. Bindley
  3.
  Victor J. Coleman
  4.
  Lee A. Daniels
  5.
  Gerald W. Grupe
  6.
  Christie B. Kelly
  7.
  David R. O'Reilly
  8.
  Barton R. Peterson
  9.
  Charles H. Wurtzebach

Based on its review of the relationships between the trustee nominees and the Company, the Board has affirmatively determined that all of our trustee nominees except for Mr. John A. Kite are "independent" trustees under the rules of the NYSE.

The Board knows of no reason why any nominee would be unable to serve as a trustee. If any nominee is unavailable for election or service, the Board may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board. Alternatively, the Board may, as permitted by our bylaws, decrease the size of our Board.

The names, principal occupations and certain other information about the trustee nominees, as well as the key qualifications that led our Corporate Governance and Nominating Committee to conclude that such person is qualified to serve as a trustee, are set forth below.

JOHN A. KITE – Chairman of the Board of Trustees and Chief Executive Officer
Age: 51 Trustee Since: 2004 Committees: None
Background:
Mr. Kite has served as Chairman of the Board since December 2008, as a trustee since our formation in March 2004 and as our Chief Executive Officer since our initial public offering in August 2004. He also served as our President from our initial public offering until December 2008. From 1997 to our initial public offering in 2004, he served as President and Chief Executive Officer of our predecessor and other affiliated companies (the "Kite Companies"). Mr. Kite is responsible for the Company's strategic planning, operations, acquisitions and capital markets activities. Mr. Kite began his career in 1987 at Harris Trust and Savings Bank in Chicago, and he holds a B.A. degree in Economics from DePauw University.
Qualifications:
Mr. Kite's long tenure as our company's leader provides us with stability and continuity. In particular, Mr. Kite has in-depth, long-standing knowledge of our assets, operations, markets and employees. Mr. Kite continues to provide our Board and management team with invaluable experience in managing and operating our real estate company.

WILLIAM E. BINDLEY – Lead Independent Trustee
Age: 76 Trustee Since: 2004 Committees: Compensation Committee (Chairman), Corporate Governance and Nominating Committee
Background:
Mr. Bindley has served as our Lead Independent Trustee since our initial public offering in August 2004. He has been Chairman of Bindley Capital Partners, LLC, a private equity investment firm headquartered in Indianapolis, Indiana, since 2001. He founded Priority Healthcare Corporation, a NASDAQ-listed national provider of bio-pharmaceuticals and complex therapies for chronic disease states. Mr. Bindley served as Chairman of Priority Healthcare from 1995 to 2002, Chief Executive Officer from 1994 to 1997 and President from May 1996 to July 1996. Mr. Bindley was the Chairman, President, Chief Executive Officer and founder of Bindley Western Industries, Inc., a national pharmaceutical distributor and nuclear pharmacy operator that was a NYSE Fortune 200 company at the time of its merger into Cardinal Health, Inc. in February 2001. He previously served on the boards of Cardinal Health, Inc., Key Bank, NA (Cleveland, Ohio), Bindley Western Industries, Priority Healthcare Corporation, and Shoe Carnival, Inc. He received both a B.S. degree in Industrial Economics and a Doctor of Management (H.C.) degree from Purdue University. He also completed the Wholesale Management Program at the Graduate School of Business at Stanford University. He is the past Vice Chairman of the United States Ski and Snowboard Association and serves on the President's Advisory Council at Purdue University.
Qualifications:
Mr. Bindley, through his extensive experience in leading health-care focused companies, brings our Board valuable insight into the operations of businesses outside of the real estate sector. Further, Mr. Bindley brings to our Board extensive public company leadership experience and is particularly well-equipped to address matters such as public company governance and compensation matters. In addition, his leadership of Bindley Capital Partners, LLC provides our Board insight into the investment community and experience with financial matters.

VICTOR J. COLEMAN – Independent Trustee
Age: 55 Trustee Since: 2012 Committees: Compensation Committee, Corporate Governance and Nominating Committee
Background:
Mr. Coleman is the Chairman of the Board and Chief Executive Officer of Los Angeles-based Hudson Pacific Properties, Inc. (NYSE symbol: HPP), a NYSE real estate investment trust. Prior to the formation of HPP, Mr. Coleman co-founded and led Arden Realty, Inc. as its President and Chief Operating Officer and as a Board Director, leading a public offering of its shares on the NYSE in 1996 and eventually selling Arden to GE Capital in 2006. From 2006 to 2009, Mr. Coleman served on the board of Douglas Emmett, Inc., a NYSE real estate investment trust (NYSE symbol: DEI). Mr. Coleman is an active community leader serving on the boards of Fisher Center for Real Estate and Urban Economics, Los Angeles Sports & Entertainment Commission, and the Los Angeles Chapter of WPO. Mr. Coleman is also a member of the Founding Board of Directors for the Ziman Center for Real Estate at UCLA's Anderson School of Management. Mr. Coleman holds a Master of Business Administration degree from Golden Gate University and a Bachelor of Arts in History from the University of California, Berkeley.
Qualifications:
Mr. Coleman's significant real estate experience is an invaluable asset to our company and our Board. Mr. Coleman brings critical real estate investment industry expertise to our company. He also has keen insight into the investment community as the chairman and chief executive officer of a publicly listed real estate investment trust.

LEE A. DANIELS – Independent Trustee
Age: 75 Trustee Since: 2014 Committees: Corporate Governance and Nominating Committee
Background:
Mr. Daniels is the managing principal of Daniels & Associates, LLC, a consulting firm for government and community relations, which he founded in February 2007. Mr. Daniels also currently serves as a Distinguished Fellow in the Political Science Department and Senior Adviser to the President at Elmhurst College. Mr. Daniels has served as a director of Inland Real Estate Income Trust, Inc. ("IREIT"), a publicly-registered non-traded real estate investment trust, since 2012. He is Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee of IREIT. Mr. Daniels served on the board of directors of Inland Diversified Real Estate Trust, Inc., a publicly-registered non-traded real estate investment trust from its inception in 2008 until its merger with Kite in 2014. Mr. Daniels founded Lee Daniels & Associates, LLC, a consulting firm for government and community relations, in February 2007. From 2007 to 2012, Mr. Daniels was a principal in a commercial real estate firm. From 1992 to 2006, Mr. Daniels was an equity partner at the Chicago law firm of Bell Boyd & Lloyd, and he had previously been an equity partner at Katten Muchin & Zavis from 1982 to 1991 and Daniels & Faris from 1967 to 1982. From 1971 to 1974, Mr. Daniels served as Special Assistant Attorney General for the State of Illinois. Mr. Daniels served as a member of the Illinois House of Representatives from 1975 to 2007, and he was Speaker of the Illinois House of Representatives from 1995 to 1997 and the Republican Leader from 1983 to 2003. Mr. Daniels currently serves as Chairman of the Board of Haymarket Center, a nonprofit drug and alcohol treatment center in Chicago. He also previously served on the boards of Elmhurst Memorial Hospital Healthcare, the Elmhurst Memorial Hospital Foundation, Suburban Bank and Trust Company of Elmhurst, Elmhurst Federal Savings and Loan Association and the DuPage Easter Seals. Mr. Daniels received his bachelor degree from the University of Iowa and his law degree from The John Marshall Law School in Chicago. He received a Distinguished Alumni Award from both The John Marshall Law School and the University of Iowa, and an Honorary Doctor of Laws from Elmhurst College.

Qualifications:
Mr. Daniels, based on his more than forty-five years of legal practice, experience as a director of publicly-registered real estate investment trusts, experience as a commercial real estate broker and service in the government, is well-qualified to serve as a member of our Board.

GERALD W. GRUPE – Independent Trustee
Age: 78 Trustee Since: 2014 Committees: Audit Committee
Background:
Mr. Grupe was an independent director of Inland Diversified Real Estate Trust, Inc., a publicly registered, non-traded real estate investment trust, from October 2009 until June 2014. Mr. Grupe founded Ideal Insurance Agency, Inc. ("Ideal"), serving as president and chief executive officer from June 1980 to June 2009. Ideal provides insurance program administration, claims administration and related services to public and quasi-public entities in Illinois, including representing the Volunteer Firemen's Insurance Services, for which Mr. Grupe served as regional director from June 1974 to June 2009. Mr. Grupe retired from Ideal in June 2009. In addition, Mr. Grupe served as the chairman of the board of the Illinois Public Risk Fund from 1984 to June 2006 and its treasurer from June 2006 to June 2009.
Qualifications:
Mr. Grupe, through his extensive experience in the insurance industry, brings our Board valuable insight into the operations of businesses outside of the real estate sector. His leadership of Ideal and the Illinois Public Risk Fund provides our Board with unique insight into risk management.

CHRISTIE B. KELLY – Independent Trustee
Age: 56 Trustee Since: 2013 Committees: Audit Committee
Background:
Ms. Kelly is the global chief financial officer of Jones Lang LaSalle Incorporated (NYSE symbol: JLL), a publicly traded financial and professional services firm specializing in real estate. She joined Jones Lang LaSalle in July 2013, bringing with her 25 years of experience in financial management, mergers and acquisitions, information technology and investment banking. From 2009 to June 2013, she was the executive vice president and chief financial officer of Duke Realty Corporation (NYSE symbol: DRE), a publicly traded real estate investment trust. Prior to that, she was a Senior Vice President, Global Real Estate, with Lehman Brothers, where she led real estate equity syndication in the United States and Canada. She spent most of her early career at General Electric, holding a variety of domestic and global leadership roles for GE Real Estate, GE Capital, GE Corporate Audit, and GE Medical Systems. During her time at GE, she led deal teams analyzing more than $10 billion of real estate-related transactions in the mergers and acquisitions group, was a Six Sigma leader at GE Capital, achieved more than $100 million in global sourcing savings at GE Capital IT Solutions, and held financial leadership positions in Europe, Asia, and globally. Ms. Kelly holds a B.A. degree in economics from Bucknell University. Ms. Kelly has been nominated to serve on the board of directors for Park Hotels & Resorts Inc., a publicly traded lodging REIT.
Qualifications:
Ms. Kelly's significant real estate and financial experience provides our Board with a strong level of knowledge and expertise regarding real estate companies. Her career as a real estate investment executive enriches our corporate diversity and industry expertise. In particular, Ms. Kelly has first-hand and extensive experience in the development and operation of real estate assets through her roles with General Electric, Lehman Brothers, and Duke Realty. Additionally, Ms. Kelly's service as a chief financial officer of another publicly traded company provides a valuable operational and financial accounting perspective to our Board.

DAVID R. O'REILLY – Independent Trustee
Age: 42 Trustee Since: 2013 Committees: Audit Committee, Compensation Committee
Background:
Mr. O'Reilly joined The Howard Hughes Corporation (NYSE symbol: HHC) in October 2016 as the Chief Financial Officer, where he is responsible for managing the company's investment and financial strategy and working with the executive team to unlock meaningful long-term value across the company's portfolio. Prior to joining The Howard Hughes Corporation, Mr. O'Reilly served as Executive Vice President, Chief Financial Officer and Chief Investment Officer of Parkway Properties, Inc., a NYSE-traded real estate investment trust focused on office properties. Prior to that, Mr. O'Reilly served as Executive Vice President of Banyan Street Capital and as Director of Capital Markets for Eola Capital LLC. He served in the investment banking industry as Senior Vice President of Barclays Capital Inc. and in a similar capacity for Lehman Brothers. During his career, Mr. O'Reilly has been involved in a broad range of financial advisory and merger and acquisition activities, including leveraged buyouts, initial public offerings and single asset and pooled CMBS transactions. Mr. O'Reilly graduated from Tufts University with a B.S. in Civil Engineering and received his M.B.A. from the Columbia University.
Qualifications:
Mr. O'Reilly's significant experience in commercial real estate investment and finance and his experience as a Chief Investment Officer and Chief Financial Officer of a publicly traded company allow him to make valuable contributions to the Company and the Board in these areas.

BARTON R. PETERSON – Independent Trustee
Age: 58 Trustee Since: 2013 Committees: Corporate Governance and Nominating Committee (Chairman)
Background:
Mr. Peterson served as senior vice president of corporate affairs and communications and as a member of the executive committee at Eli Lilly and Company from 2009 through 2017. Prior to joining Eli Lilly, Mr. Peterson was Managing Director at Strategic Capital Partners, LLC from June 2008 to June 2009. During spring 2008, Mr. Peterson was a fellow with the Institute of Politics of Harvard University's Kennedy School of Government. During the 2008-2009 academic year, Mr. Peterson was a Distinguished Visiting Professor of Public Policy at Ball State University. From 2000 to 2007, Mr. Peterson served two terms as Mayor of Indianapolis, Indiana. He also served as President of the National League of Cities in 2007. Mr. Peterson received a bachelor's degree from Purdue University in 1980 and earned his law degree from the University of Michigan in 1983.
Qualifications:
Mr. Peterson's experience in corporate affairs and communications at a major publicly traded company and his significant background and stature as a business and civic leader strengthen our Board and contribute unique experience in public outreach and governance that is invaluable to our expanding company.

CHARLES H. WURTZEBACH, PH.D. – Independent Trustee
Age: 68 Trustee Since: 2014 Committees: Audit Committee (Chairman)
Background:
Dr. Wurtzebach is currently Chairman, Department of Real Estate, and Douglas and Cynthia Crocker Endowed Director, The Real Estate Center at DePaul University in Chicago, Illinois, a position he has held since 2015. Dr. Wurtzebach joined the faculty at DePaul University in January 2009. From 1999 to November 2008, Dr. Wurtzebach served as managing director and property chief investment officer of Henderson Global Investors (North America) Inc., where he was responsible for the strategic portfolio planning and the overall management of Henderson's North American business. Dr. Wurtzebach was president and chief executive officer of Heitman Capital Management from June 1994 to May 1998 and president of JMB Institutional Realty from June 1991 to June 1994. In addition, Dr. Wurtzebach was the Director of the Real Estate and Urban Land Economics program within the Graduate School of Business at the University of Texas at Austin from 1974 to 1986. Dr. Wurtzebach currently serves as an independent director of the board of directors of RREEF Property Trust, Inc., where he also serves as the Chairman of the Audit Committee. He also served as an independent director of Inland Diversified Real Estate Trust, Inc., a publicly registered, non-traded real estate investment trust, from 2009 until 2014 and as Chairman of the Audit Committee. Dr. Wurtzebach has co-authored or acted as co-editor of several books, including Modern Real Estate, co-authored with Mike Miles, and Managing Real Estate Portfolios, co-edited with Susan Hudson-Wilson, and numerous academic and professional articles. A frequently featured speaker at professional and academic gatherings, Dr. Wurtzebach was the 1994 recipient of the prestigious Graaskamp Award for Research Excellence presented by the Pension Real Estate Association and is a member of the American Real Estate Society and a past president and director of the Real Estate Research Institute. Dr. Wurtzebach obtained his bachelor degree from DePaul University, a master's degree in business administration from Northern Illinois University and a Ph.D in finance from the University of Illinois at Urbana.
Qualifications:
Dr. Wurtzebach brings a variety of valuable perspectives to our Board through his academic experience as a real estate professor, industry experience as an executive for investment management companies and his board experience with a public non-listed REIT.

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of a majority of the votes cast at the annual meeting is necessary for the election of a trustee. For purposes of the election of trustees, a majority of the votes cast means that the number of votes cast "for" a trustee's election exceeds the number of votes cast "against" that trustee's election. Abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and thus will have no effect on the result of the vote. There is no cumulative voting with respect to the election of trustees.

Pursuant to our corporate governance guidelines, if an incumbent trustee is not re-elected due to his or her failure to receive a majority of the votes cast in an uncontested election, the trustee will promptly offer to tender his or her resignation as a trustee, subject to acceptance by the Board. The Corporate Governance and Nominating Committee must make a recommendation to the Board as to whether to accept or reject such offer to resign or whether other action should be taken with respect to such offer to resign. The Board must publicly disclose within 90 days of certification of the shareholder vote its decision and rationale regarding whether to accept, reject or take other action with respect to such resignation offer. If any trustee's offer to resign is not accepted by the Board or if no action is taken with respect to such trustee's tendered resignation within the 90-day period, such trustee will continue to serve until his or her successor is elected and qualifies or his or her earlier resignation or removal. If any trustee's offer to resign is accepted by the Board, then such trustee will thereupon cease to be a trustee of the Company, and the Board, in its sole discretion, may fill the resulting vacancy or may decrease the size of the Board pursuant to the Company's bylaws.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" EACH OF THE
NOMINEES SET FORTH ABOVE.

TRUSTEE SELECTION PROCESS

QUALIFICATIONS

The Board has adopted a policy to be used for considering potential trustee candidates to further the Corporate Governance and Nominating Committee's goal of ensuring that our Board consists of a diversified group of qualified individuals who function effectively as a group. The policy provides that qualifications and credentials for consideration as a trustee nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board. However, at a minimum, candidates for trustee must possess:

  •
  a high degree of integrity;

  •
  an ability to exercise sound judgment;

  •
  an ability to make independent analytical inquiries;

  •
  a willingness and ability to devote adequate time and resources to diligently perform Board duties; and

  •
  a reputation, both personal and professional, consistent with the image and reputation of the Company.

In addition to the aforementioned minimum qualifications, the Corporate Governance and Nominating Committee also believes that there are other qualities and skills that, while not a prerequisite for nomination, should be taken into account when considering whether to recommend a particular person. These factors include:

  •
  whether the person possesses specific expertise in the real estate industry and familiarity with general issues affecting the Company's business;

  •
  whether the person's nomination and election would enable the Board to have a member that qualifies as an "audit committee financial expert" as defined by the Securities and Exchange Commission ("SEC");

  •
  whether the person would qualify as an "independent" trustee under the NYSE's listing standards and our corporate governance guidelines;

  •
  the importance of continuity of the existing composition of the Board; and

  •
  the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

IDENTIFICATION AND EVALUATION PROCESS

The Corporate Governance and Nominating Committee will seek to identify trustee candidates based on input provided by a number of sources, including (a) Corporate Governance and Nominating Committee members, (b) other members of the Board and (c) shareholders of the Company. The Corporate Governance and Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified trustee candidates; however, we do not currently employ a search firm or pay a fee to any third party to locate qualified trustee candidates.

As part of the identification process, the Corporate Governance and Nominating Committee will evaluate the skills, expertise and diversity possessed by the current Board and whether there are additional skills, expertise or diversity that should be added to complement the composition of the existing Board. The Corporate Governance and Nominating Committee may consult with other members of the Board in connection with the identification process. The Corporate Governance and Nominating Committee also will take into account the number of trustees expected to be elected at the next annual meeting and whether existing trustees have indicated a willingness to continue to serve as trustees if re-nominated. Once trustee candidates have been identified, the Corporate Governance and Nominating Committee will then evaluate each candidate in light of his or her qualifications and credentials and any additional factors that the Corporate Governance and Nominating Committee deems necessary or appropriate. Existing trustees who are being considered for re-nomination will be re-evaluated as part of the Corporate Governance and Nominating Committee's process of recommending trustee candidates. All candidates submitted by shareholders will be evaluated in the same manner as all other trustee candidates, provided that the procedures set forth in our bylaws have been followed.

After completing the identification and evaluation process described above, the Corporate Governance and Nominating Committee will recommend to the Board the nomination of a number of candidates equal to the number of trustee vacancies that will exist at the annual meeting of shareholders. The Board will then select the trustee nominees for shareholders to consider and vote upon at the shareholders' meeting.

SHAREHOLDER NOMINATIONS

For nominations for election to the Board by a shareholder, the shareholder must comply with the advance notice provisions and other requirements of Article II, Section 13 of our bylaws. These notice provisions require that the shareholder must have given timely notice thereof in writing to our Secretary. To be timely, a shareholder's notice must be delivered to our Secretary at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting. In the event that the date of the mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the mailing of the notice for the preceding year's annual meeting, notice by the shareholder to be timely must be delivered not less than 90 days nor more than 120 days prior to the date of mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of mailing of the notice for such meeting is first made by us. The shareholder's notice must set forth:

  •
  as to each person that the shareholder proposes to nominate for election or reelection as a trustee: (a) the name, age, business address and residence address of such person, (b) the class and number of shares of beneficial interest of Kite Realty Group Trust that are beneficially owned or owned of record by such person and (c) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved) or is otherwise required pursuant to Regulation 14A (or any successor provision) under the Exchange Act; and

  •
  as to the shareholder giving the notice and each beneficial owner, if any, on whose behalf the nomination is made: (a) the name and address of such shareholder as they appear on our share ledger and current name and address, if different, of such beneficial owner, and (b) the class and number of shares of each class of beneficial interest of Kite Realty Group Trust that are owned beneficially and of record by such shareholder and owned beneficially by such beneficial owner.

INDEPENDENCE OF TRUSTEES

NYSE listing standards require NYSE-listed companies to have a majority of independent board members and a nominating/corporate governance committee, compensation committee and audit committee, each comprised solely of independent trustees. Under the NYSE listing standards, no trustee of a company qualifies as "independent" unless the board of trustees of the company affirmatively determines that the trustee has no material relationship with the company (either directly or as a partner, shareholder or officer of an organization that has a relationship with such company). In addition, the NYSE listing standards contain the following restrictions upon a listed company's trustee independence:

  •
  a trustee who is an employee or whose immediate family member is an executive officer of the listed company is not independent until three years after the end of such employment relationship;

  •
  a trustee who has received or has an immediate family member who has received during any twelve-month period within the last three years more than $120,000 in direct compensation from the listed company, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent;

  •
  a trustee who is or whose immediate family member is a current partner of a firm that is the company's internal or external auditor is not independent; a trustee who is a current employee of such a firm is not independent; a trustee who has an immediate family member who is a current employee of such a firm and who personally works on the listed company's audit is not independent; and a trustee who was or whose immediate family member was, within the last three years (but is no longer), a partner or employee of such a firm and personally worked on the listed company's audit within that time is not independent;

  •
  a trustee who is employed or whose immediate family member is employed as an executive officer of another company where any of the listed company's present executive officers at the same time serve or served on the other company's compensation committee is not independent until three years after the end of such service or the employment relationship; and

  •
  a trustee who is an executive officer or an employee or whose immediate family member is an executive officer of another company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, is not independent.

Our Board has evaluated the status of each trustee and has affirmatively determined, after considering all facts and circumstances, that each of our trustee nominees other than John A. Kite is "independent" as defined in the NYSE's listing standards. John A. Kite is not independent because he is an employee of the Company.

In making its independence determinations with respect to each trustee, the Board considered, among other things, relationships between the Company and its trustees and their immediate family members, as well as relationships among trustees and their immediate family members. The Board also considered an arrangement by which KMI Management, LLC ("KMI"), a company in which John A. Kite and Thomas K. McGowan own direct or indirect interests, makes available to each trustee the use of an airplane owned by KMI on the same terms and conditions by which KMI makes the airplane available to our company for business-related travel and to third parties. During 2016, no trustee leased the use of the airplane. See "Certain Relationship and Related Party Transactions—Contracts with KMI Management" for a description of the arrangement between our company and KMI.

TRUSTEE COMPENSATION

Under our trustee compensation program, for the 2016-2017 year of service, each non-employee trustee received the following annual compensation for his or her service as a trustee of our Company:

Retainer (Cash)	$60,000

Equity (Common Shares)	$85,000

Committee Member (Cash)	Additional $5,000 to $10,000

Committee Chair (Cash)	Additional $10,000 to $20,000

Lead Independent Trustee (Cash)	$20,000

On March 2, 2017, our Board amended our trustee compensation program. As a result of this amendment, effective April 1, 2017, each non-management trustee will receive the following annual compensation for his or her service as a trustee of our Company:

Retainer (Cash)	$60,000

Equity (Common Shares)	$100,000

Committee Member (Cash)	Additional $7,500 to $12,500

Committee Chair (Cash)	Additional $15,000 to $25,000

Lead Independent Trustee (Cash)	$25,000

At the trustee's election, the cash retainer may be paid in deferred share units (described below) that are fully vested on the date of grant. The common share grants are subject to a one-year vesting period. In addition, each of our trustees received, and new trustees will receive, upon initial election to our Board, 750 restricted common shares that vest one year from the date of grant.

In 2006, the Board adopted the Trustee Deferred Compensation Plan (the "Trustee Plan"), which provides a deferred compensation arrangement for non-management trustees of the Company. Under the Trustee Plan, each non-management trustee may elect to defer eligible fee and retainer compensation until such time as the trustee's service on the Board is completed. Compensation that is deferred vests immediately and is credited as a number of deferred share units ("share units") to an individual account for each trustee. A share unit represents an unfunded right to receive one of the Company's common shares at a future date. Share units are credited with dividend equivalents to the extent dividends are paid on the Company's common shares.

In order to ensure that all non-management trustees hold meaningful equity ownership positions in the Company, our Board has established guidelines for non-management trustees regarding ownership of our common shares or units of limited partnership interest of Kite Realty Group, L.P. (our "Operating Partnership"). According to the guidelines in effect for the 2016-2017 service year, each non-management trustee was required to own common shares and/or units in an amount equal to the lesser of 3,750 shares or units or a value of approximately four times the annual retainer paid to trustees, which ownership was required to be obtained within five years after being elected to the Board. Effective March 2, 2017, the Board increased the required ownership level to five times the annual cash retainer paid to trustees, to be achieved within five years of joining the Board.

The following table provides information on the compensation of our non-management trustees for the fiscal year ended December 31, 2016. Mr. Kite received no separate compensation for his service as a trustee of the Company. For information related to his compensation, please refer to the "Summary Compensation Table" included later in this document.

Name	Fees Paid in Cash	Common Share and Unit Awards (1)	Total

William E. Bindley	$100,000	$84,976	$184,976
Victor J. Coleman	$35,684	$121,168	$156,852
Lee A. Daniels	$65,000	$84,976	$149,976
Gerald W. Grupe	$70,000	$84,976	$154,976
Christie B. Kelly	$70,000	$84,976	$154,976
David R. O'Reilly	$77,500	$84,976	$162,476
Barton R. Peterson	$70,000	$84,976	$154,976
Dr. Charles H. Wurtzebach	$80,000	$84,976	$164,976

(1)
The amounts disclosed in the "Common Share and Unit Awards" column reflect the aggregate grant date fair value of equity awards granted pursuant to the Equity Incentive Plan.

OUTSTANDING TRUSTEE EQUITY AWARDS AT FISCAL YEAR-END DECEMBER 31, 2016

The following table provides information on the aggregate number of share awards outstanding as of the fiscal year ended December 31, 2016 for each of the trustees included in the above Trustee Compensation Table.

Name	Vested Restricted Common Share Awards Outstanding as of December 31, 2016 (#)	Unvested Restricted Common Share Awards Outstanding as of December 31, 2016 (#)	Total

William E. Bindley	16,674	3,060	19,734
Victor J. Coleman	6,846	3,060	9,906
Lee A. Daniels	3,500	3,060	6,560
Gerald W. Grupe	3,500	3,060	6,560
Christie B. Kelly	6,846	3,060	9,906
David R. O'Reilly	5,216	3,060	8,276
Barton R. Peterson	5,216	3,060	8,276
Charles H. Wurtzebach	3,500	3,060	6,560

CORPORATE GOVERNANCE AND BOARD MATTERS

The business and affairs of the Company are managed under the direction of our Board, as provided by Maryland law, and the Company conducts its business through meetings of the Board and its three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our shareholders. Notable features of our corporate governance include:

89% Independent Trustees. Eight of our nine trustees have been determined by us to be "independent" as defined by the NYSE listing standards.	No Classified Board. Our trustees are elected annually for one-year terms.
Entirely Independent Committees. All of the members of our Audit, Compensation and Corporate Governance and Nominating Committees are independent.	No Poison Pill. The Company does not have a "poison pill" or shareholder rights plan.
Lead Independent Trustee. We have a Lead Independent Trustee to strengthen the role of our independent trustees and encourage independent Board leadership.	Opted Out of Maryland Anti-Takeover Statutes. We have elected not to be subject to the Maryland Business Combination Statute and the Maryland Control Share Acquisition Statute.
Majority Voting for Trustees. Our trustees must be elected by a majority of votes cast in uncontested elections.	No Significant Related Party Transactions. We do not currently have any significant related party transactions and have robust related party transaction review procedures.

Share Ownership Guidelines. Our share ownership guidelines require that our CEO and other named executive officers own shares or limited partnership units with an aggregate value of 10x and 3x or 2x base salary, respectively. Effective as of March 2, 2017, all non-management trustees must hold shares or limited partnership units with an aggregate value of 5x their annual retainer, which ownership level must be obtained within 5 years of joining the Board.
Anti-Hedging Policy. Our anti-hedging policy prohibits our trustees, executives and employees from engaging in transactions designed to hedge against losses from their share ownership.

Board Refreshment Policy. Pursuant to our corporate governance guidelines, we actively evaluate each trustee on an annual basis to assess performance and ensure that fresh ideas and viewpoints are available to the Board. The average tenure of our current trustees is 5.8 years.

BOARD LEADERSHIP STRUCTURE

CHAIRMAN

Mr. John A. Kite has served as Chairman of the Board since December 2008 and as our Chief Executive Officer and member of the Board since our initial public offering in 2004. Mr. Kite also served as our President from our initial public offering to December 2008.

Periodically, the Corporate Governance and Nominating Committee gives consideration to whether the combined role of the chairman and chief executive officer continues to be appropriate for our Company. The Corporate Governance and Nominating Committee, with the consensus of the other independent trustees, has concluded that Mr. Kite's extended tenure with our Company provides stable leadership that is beneficial to us and our shareholders. In particular, the Board recognizes that, given Mr. Kite's familiarity with our real estate properties and day-to-day operations and his long-standing experience with our Company, it is valuable to have him lead our board discussions.

LEAD TRUSTEE

To strengthen the role of our independent trustees and encourage independent Board leadership, our Board established the position of lead independent trustee in connection with our initial public offering in August 2004. Our lead independent trustee is selected on an annual basis by the Board from among the independent trustees. Mr. William E. Bindley currently serves as our lead independent trustee and has served in that capacity since our initial public offering in 2004. The role of the lead trustee, among other things, is to serve as liaison (i) between the Board and management, including the Chief Executive Officer, (ii) among independent trustees and (iii) between interested third parties and the Board. In addition, Mr. Bindley meets several times a year with Mr. Kite, our Chairman and Chief Executive Officer.

The Board believes that our lead independent trustee is effective in mitigating any potential conflict of interest that might arise from the combined chairman/chief executive officer position. In particular, the Board recognizes that the lead independent trustee is actively engaged in setting board agendas, meets regularly with our chief executive officer to stay apprised of the important aspects of our business and presides over executive sessions of the non-management trustees at least once each quarter.

EXECUTIVE SESSIONS OF NON-MANAGEMENT TRUSTEES

Pursuant to our corporate governance guidelines and the NYSE listing standards, in order to promote open discussion among non-management trustees, our Board devotes a portion of each regularly scheduled board meeting to executive sessions without management participation. The lead trustee presides at these sessions. In addition, our corporate governance guidelines provide that if the group of non-management trustees includes trustees who are not independent, as defined in the NYSE's listing standards, at least one such executive session convened per year shall include only independent trustees.

BOARD MEETINGS

During 2016, the Board met eight times, including telephonic meetings. Each trustee attended at least 75% of meetings of the Board and applicable committees on which he or she served during his or her period of service. Trustees are expected to attend, in person or by telephone, all Board meetings and meetings of committees on which they serve. In addition, pursuant to our corporate governance guidelines, trustees are expected to attend the Company's annual meeting of shareholders. Last year, all of our trustees attended the annual meeting of shareholders.

BOARD COMMITTEES

The Board has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. All members of the committees described below are "independent" of the Company as that term is defined in the NYSE's listing standards.

AUDIT COMMITTEE

Members: Dr. Wurtzebach (Chair) Mr. Grupe Ms. Kelly Mr. O'Reilly	Responsibilities: The principal purpose of the Audit Committee is to assist the Board in the oversight of:

•

the integrity of our financial statements;

•

our compliance with legal and regulatory requirements;

•

the qualification, performance, compensation and independence of our independent auditors;

•

audits and other services performed by our independent auditors;

•

our financial statements, any significant financial reporting issues and any major issues as to the adequacy of internal controls;

•

the performance of our internal audit function; and

•

the preparation and submission of an Audit Committee Report for inclusion in the Company's proxy statement and/or annual report on Form 10-K.

Independence: Our Audit Committee's written charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Exchange Act, and applicable rules and regulations of the SEC, all as in effect from time to time. All of the members of the Audit Committee meet the foregoing requirements. The Board has determined that each of Christie B. Kelly, David R. O'Reilly and Dr. Charles H. Wurtzebach is an "audit committee financial expert" as defined by the rules and regulations of the SEC.

Meetings: The Audit Committee met six times in 2016, including telephonic meetings. The Audit Committee Chair also met with our internal auditing personnel four times in 2016, including telephonic meetings.

COMPENSATION COMMITTEE

Members: Mr. Bindley (Chair) Mr. Coleman Mr. O'Reilly	Responsibilities: The principal responsibilities of the Compensation Committee are to:

•

establish and approve the compensation of our Chief Executive Officer and evaluate his performance in light of those goals and objectives;

•

determine and approve the compensation of the other executive officers;

•

recommend to the Board the compensation of trustees;

•

provide a description of the processes for the determination of executive and trustee compensation for inclusion in the proxy statement;

•

oversee and assist the Company in preparing the Compensation Discussion and Analysis for inclusion in the proxy statement; and

•

prepare and submit a Compensation Committee Report for inclusion in the Company's proxy statement.

Independence: All of the members of our Compensation Committee are independent in accordance with the NYSE's listing standards and in accordance with our corporate governance guidelines and the Compensation Committee charter.
Meetings: The Compensation Committee met five times in 2016, including telephonic meetings.

At the beginning of each year, the Compensation Committee evaluates the components of each executive officer's total compensation. The Chief Executive Officer may make compensation recommendations to the Compensation Committee with respect to the executive officers who report to him. The Compensation Committee may accept or reject such recommendations and also makes the sole determination of the compensation for the Chief Executive Officer.

The Compensation Committee utilizes, from time to time, the services of a compensation consultant or other advisor after taking into consideration all factors relevant to the independence from management of such compensation consultant or other advisor. The Compensation Committee is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant or other advisor retained by the Compensation Committee.

Since 2015, the Compensation Committee has engaged FTI Consulting, Inc. ("FTI Consulting"), a nationally recognized consulting firm, to comprehensively review the Company's compensation policies for its executive officers, to advise the Compensation Committee and to provide recommendations regarding various compensation decisions to be made by the Compensation Committee. The Compensation Committee takes these recommendations into account in making base salary determinations and incentive compensation awards to its executive officers and maintaining an incentive plan for the Company's executive officers and other employees.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Members: Mr. Peterson (Chair) Mr. Bindley Mr. Coleman Mr. Daniels	Responsibilities: The principal responsibilities of the Corporate Governance and Nominating Committee are to:

•

identify individuals who are qualified to serve as trustees;

•

recommend such individuals to the Board, either to fill vacancies that occur on the Board from time to time or in connection with the selection of trustee nominees for each annual meeting of shareholders;

•

periodically assess the size of the Board to ensure it can effectively carry out its obligations;

•

develop, recommend, implement and monitor our corporate governance guidelines and our codes of business conduct and ethics;

•

oversee the evaluation of the Board and its committees and management;

•

ensure that we are in compliance with all NYSE corporate governance listing requirements; and

•

review and evaluate potential related party transactions in accordance with policies and procedures adopted by the Company from time to time.

Independence: All of the members of our Corporate Governance and Nominating Committee are independent in accordance with the NYSE's listing standards, our corporate governance guidelines and our Corporate Governance and Nominating Committee charter.
Meetings: The Corporate Governance and Nominating Committee met four times in 2016, including telephonic meetings.

BOARD'S ROLE IN RISK OVERSIGHT

One of our Board's important roles is to oversee various risks that we may face from time to time. While the full Board has primary responsibility for risk oversight, it relies on its committees, as appropriate, to monitor and address the risks that may be within the scope of a particular committee's expertise or charter. For example, the Audit Committee oversees the preparation and filing of our financial statements, compliance with legal and regulatory requirements and the performance of our internal audit function. The Board believes that the composition of its committees and the distribution of the particular expertise of each committee's members make this an appropriate structure to more effectively monitor these risks.

An important feature of the Board's risk oversight function is to receive periodic updates from its committees and members of management, as appropriate. Each of the three standing committees addresses risks specific to its respective area of oversight as follows:

  •
  Audit Committee:  The Audit Committee, which meets at least quarterly and reports its findings to the Board, performs a lead role in helping our Board fulfill its responsibilities for oversight of our financial reporting, internal audit function, risk management and compliance with legal and regulatory requirements. Our Audit Committee reviews periodic reports from our independent registered public accounting firm regarding potential risks, including risks related to our internal controls. Our Audit Committee also annually reviews, approves and oversees an internal audit plan developed by our internal auditing personnel with the goal of helping us systematically evaluate the effectiveness of our risk management, control and governance processes; periodically meets with our internal auditing personnel to review the results of our internal audits; and directs or recommends to the Board actions or changes it determines appropriate to enhance or improve the effectiveness of our risk management.

  •
  Compensation Committee:  The Compensation Committee, in consultation with the Company's executive officers, reviews the Company's policies and procedures with respect to risk assessment and risk management for compensating all employees of the Company, including non-executive employees, on an annual basis and periodically reports its findings to the Board. The Compensation Committee does not believe there are any risks from the Company's compensation policies and practices for its employees that are reasonably likely to have a material adverse effect on the Company.

  •
  Nominating and Corporate Governance Committee:  The Nominating and Corporate Governance Committee monitors the general operations of the Board and the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.

In addition to getting direct information on risk management from its committees, the Board receives regular updates directly from members of executive management. In particular, due to his executive management position, Mr. Kite frequently communicates with other members of our management and periodically updates the Board on the important aspects of the Company's day-to-day operations. The Board also receives regular updates from the Company's General Counsel and outside counsel regarding legal and regulatory developments and policies and mitigation plans intended to address the related risks. Mr. Kite meets or speaks by telephone individually with each of the trustees on at least an annual basis and several times each year with the lead independent trustee. Other members of management also have direct access to the chairperson of each Board committee and our lead independent trustee.

COMMITTEE CHARTERS AND CORPORATE GOVERNANCE DOCUMENTS

Our Board maintains charters for all Board committees and has adopted a written set of corporate governance guidelines, a code of business conduct and ethics and a code of ethics for our principal executive officers and senior financial officers. Our committee charters, corporate governance guidelines, code of business conduct and ethics and code of ethics are available on our website at www.kiterealty.com. Each of these documents is also available in print to any shareholder who sends a written request to such effect to Investor Relations, Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204.

COMMUNICATIONS WITH THE BOARD

Shareholders and other interested parties may communicate with the Board by communicating directly with the presiding lead independent trustee by sending any correspondence they may have in writing to the "Lead Trustee" c/o the Corporate Secretary of Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, who will then directly forward such correspondence to the lead trustee. The lead trustee will decide what action, if any, should be taken with respect to the communication, including whether such communication should be reported to the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of our Board are William E. Bindley (chairman), Victor J. Coleman, and David R. O'Reilly, each of whom is an independent trustee. None of our named executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or the Compensation Committee. Accordingly, during 2016, there were no interlocks with other companies within the meaning of the SEC's proxy rules.

RESPONSE TO EXPECTED RECOMMENDATION OF INSTITUTIONAL SHAREHOLDER SERVICES ("ISS")

In November 2016, ISS adopted a new policy under which it announced that it will generally recommend voting against members of a company's governance committee if the company's charter places undue restrictions on the shareholders' ability to amend the company's bylaws. We expect to be adversely affected by this change in policy because, consistent with Maryland law, our declaration of trust states that only the Board may amend our bylaws. This has been the case since our initial public offering in 2004.

Over the course of the last 13 years, none of our shareholders has ever raised this issue as a concern, either with our executive officers or with our trustees. Accordingly, we were surprised by ISS's new policy and its decision to recommend voting against members of the governance committee based solely on this issue.

We pride ourselves on our strong corporate governance principles, and we regularly assess our practices in light of market developments. We also elicit and respond to feedback from our investors. For example, in late 2014, we received a proposal from a shareholder asking us to change from plurality to majority voting in uncontested trustee elections. In response to this proposal and changing market practices, our Board agreed to the shareholder's request and modified our bylaws and corporate governance guidelines to enact majority voting in uncontested elections.

Given ISS's policy change, we intend to actively seek shareholder input regarding the provision in our declaration of trust that allows only the Board to amend our bylaws. Based on this feedback, we will consider whether to propose a change to our declaration of trust at our 2018 annual meeting of shareholders.

EXECUTIVE OFFICERS

Our executive officers are:

John A. Kite	Chairman of the Board of Trustees and Chief Executive Officer

Thomas K. McGowan	President and Chief Operating Officer

Daniel R. Sink	Executive Vice President and Chief Financial Officer

Scott E. Murray	Executive Vice President, General Counsel and Corporate Secretary

The names, principal occupations and certain other information about our executive officers are set forth below, other than John A. Kite, whose background information is described above under the heading "Proposal 1—Election of Trustees." Our executive officers comprise all of our NEOs for 2016.

THOMAS K. McGOWAN – President and Chief Operating Officer

Mr. McGowan has served as President since 2008 and Chief Operating Officer since our initial public offering in 2004. Previously, he served as our Senior Executive Vice President and Executive Vice President. Mr. McGowan is primarily responsible for overseeing the development, redevelopment, leasing, construction and asset management functions of the Company. Before joining the Kite Companies, Mr. McGowan worked for eight years for real estate developer Mansur Development Corporation, and he holds a B.A. degree in Political Science from Indiana University.

DANIEL R. SINK – Executive Vice President and Chief Financial Officer

Mr. Sink has served as Executive Vice President and Chief Financial Officer since 2007. Previously, he had been Senior Vice President and Chief Financial Officer since our initial public offering in August 2004. His responsibilities include overseeing the following aspects of the Company's business: finance, accounting, tax planning, financial budgeting and administration. From 1989 through 1999, Mr. Sink was a senior manager of Olive, LLP (a predecessor of BKD, LLP), acting as a tax specialist in charge of tax consulting for the central Indiana real estate/construction group. Mr. Sink is a Certified Public Accountant and holds a B.S. degree in Accounting from Indiana University.

SCOTT E. MURRAY – Executive Vice President, General Counsel and Corporate Secretary

Mr. Murray has served as Executive Vice President, General Counsel and Corporate Secretary since 2014. Mr. Murray is responsible for managing the Company's legal affairs, which includes advising the company with respect to legal issues, managing the company's legal department, and engaging and directing outside counsel. Prior to joining the company, Mr. Murray was a commercial litigation partner in the national law firm of Barnes & Thornburg, LLP from 2006 to 2014 and an associate practicing commercial litigation at McDermott, Will & Emery, LLP from 2001 to 2006. Mr. Murray received a B.S. degree from Indiana University and a J.D. degree from Harvard Law School.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are presenting this proposal, commonly known as a "say-on-pay" proposal, to provide shareholders the opportunity to vote to approve on a non-binding advisory basis the compensation of our NEOs as described in this proxy statement.

We believe our executive compensation policies and procedures are centered on pay-for-performance principles and are closely aligned with the long-term interests of our shareholders. As described under the heading "Compensation Discussion and Analysis," our executive compensation program is designed to attract and retain outstanding executives, to reward them for superior performance and to ensure that compensation provided to them remains competitive. We seek to align the interests of our executives and shareholders by tying compensation to the achievement of key operating objectives that we believe enhance shareholder value over the long term and by encouraging executive share ownership so that a portion of each executive's compensation is tied directly to shareholder value.

For these reasons, we are recommending that our shareholders vote "FOR" the following resolution:

  "RESOLVED, that the shareholders hereby approve the compensation of the Company's named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative executive compensation disclosure contained in this proxy statement."

While the vote on this resolution is advisory in nature and therefore will not bind us to take any particular action, our Board intends to carefully consider the shareholder vote resulting from the proposal in making future decisions regarding the compensation of our NEOs.

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of a majority of the votes cast at the annual meeting with respect to the matter is required to endorse (on a non-binding advisory basis) the compensation of our named executive officers. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" APPROVAL OF THE ADVISORY RESOLUTION DESCRIBED ABOVE.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act, we are presenting this proposal, commonly referred to as a "say-on-frequency" proposal, to provide shareholders the opportunity to cast a non-binding advisory vote on how frequently a "say-on-pay" proposal (similar to Proposal 2) should be included in our proxy statement. As a shareholder, you may vote to hold the advisory vote on executive compensation every one year, two years or three years, or otherwise abstain from voting.

After careful consideration of this proposal, our Board has determined that conducting an advisory vote on executive compensation every year is the most appropriate alternative for the Company. Our Board believes an annual advisory vote is consistent with our philosophy on executive compensation and will allow shareholders to provide their most direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year.

While this vote is advisory in nature and therefore will not bind us to adopt any particular frequency, our Board intends to carefully consider the shareholder vote resulting from the proposal and to continue to evaluate the options for how frequently we hold "say-on-pay" votes.

VOTE REQUIRED AND RECOMMENDATION

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the option selected (on a non-binding advisory basis) by the shareholders. For purposes of the vote on this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE FOR THE "1 YEAR" SELECTION FOR THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis is organized as follows:

HIGHLIGHTS

From an operational perspective, we closed 2016 stronger than at any other time in our history as a publicly-traded company. Rents are up. Occupancy is high. Our balance sheet is strong. And we are optimistic about the future. Consider the following highlights:

2016 Operational Achievements

  ✓
  Improved our average base rent ("ABR") to $15.78 per square foot from $12.80 per square foot in 2010—an impressive 23% increase over a six-year period;

  ✓
  Increased our annual dividend by 6.9% from 2015 to 2016, which represents a 21% increase since 2013;

  ✓
  Obtained a near-record leasing percentage of 95.5%;

  ✓
  Increased our small-shop leasing percentage to 88.9%—just shy of our stated 90% goal;

  ✓
  Realized net income attributable to common shareholders of $1.2 million for the year;

  ✓
  Increased Funds From Operations ("FFO"), as adjusted, by 21% since 2010;

  ✓
  Increased same-property net operating income ("NOI") by 3.7%, excluding the impact of our redevelop, repurpose and reposition program (the "3-R" program), or by 2.9% when including this short-term impact;

  ✓
  Entered the public debt market with a successful $300 million offering of senior unsecured 10-year notes at a 4% coupon;

  ✓
  Extended our debt maturities so that only $90 million is due between now and the end of 2020;

  ✓
  Reduced our floating rate debt exposure to 7%; and

  ✓
  Maintained investment-grade debt ratings.

Please see "Special Note Regarding Non-GAAP Financial Measures" below for information regarding the performance metrics described above.

From the Compensation Committee's perspective, these operational accomplishments played an important role in our compensation decisions for 2016. We recognize that the Company's share price—along with those of similarly-situated strip center REITs—has recently declined. As discussed further below, the compensation actually realized by our executive officers in the coming years will reflect this absolute and relative performance due to the performance measures built into their performance-based equity awards. But we believe that it is still important to reward and incentivize our executives for meeting our short-term operational goals, which we believe will best position the Company for long-term growth. We made our 2016 compensation awards with these goals firmly in mind.

2016 Compensation Highlights

  ✓
  Communicated during 2016 with the four largest institutional holders of our common shares to gather feedback on our executive compensation practices.

  ✓
  Awarded short-term incentive compensation pursuant to an objective, formula-based plan with approved targets and rigorous performance metrics.

  ✓
  Applied an executive compensation program reflecting a pay-for-performance structure where the significant majority of the total compensation during 2016 for our CEO, Mr. Kite, and all other NEOs was tied to operational results or total shareholder return ("TSR") and therefore at risk, as illustrated below.*

*
Amounts are based on the Summary Compensation Table on page 45.

  ✓
  Approved year-end 2016 time-based share awards at approximately 17% less than the values approved for 2015 performance.

  ✓
  Approved grants of restricted shares that vest over three or five years and are subject to additional three-year no-sell provisions.

  ✓
  Below is a snapshot of the annual compensation decisions made for 2016 and 2015, excluding compensation directly tied to total shareholder return ("TSR") as explained below (amounts differ from the amounts set forth in the Summary Compensation Table due to the exclusion of TSR-based compensation (which is currently out-of-the-money) and reporting requirements for equity-based compensation under applicable SEC rules):

Components of Compensation Not Directly Tied to TSR
Named Executive Officer	Performance Year	Base Salary	Cash Bonus	Time-Based Restricted Share Award (1)	Total Compensation Not Directly Tied to TSR (2)
John A. Kite	2016	$700,000	$973,000	$525,000	$2,198,000
Chairman and CEO	2015	$700,000	$1,006,250	$630,000	$2,336,250
	% Change	0.00%	–3.30%	–16.67%	–5.92%

Thomas K. McGowan	2016	$450,000	$375,300	$202,500	$1,027,800
President and COO	2015	$450,000	$388,125	$243,000	$1,081,125
	% Change	0.00%	–3.30%	–16.67%	–4.93%

Daniel R. Sink	2016	$400,000	$333,600	$180,000	$913,600
EVP and CFO	2015	$400,000	$345,000	$216,000	$961,000
	% Change	0.00%	–3.30%	–16.67%	–4.93%

Scott E. Murray EVP,	2016	$335,000	$242,205	$125,625	$702,830
General Counsel and	2015	$320,000	$239,200	$144,000	$703,200
Corporate Secretary
	% Change	4.69%	1.26%	–12.76%	–0.05%

(1)
Reflects the approved value of the time-based restricted shares granted in the following year for the previous year's performance. 2016 awards were granted in February 2017, and 2015 awards were granted in February 2016.
(2)
For direct comparison purposes, does not include other miscellaneous compensation and any match award incentive grants for electing to receive the cash bonus in restricted common shares.

    Outstanding Outperformance Plans ("OPPs") and Performance Share Units ("PSUs") are not included in the table above in order to show the components of 2015 and 2016 compensation that were actually realized by the NEOs as of December 31, 2016. Awards under the OPPs and PSUs are earned based on our three-year TSR performance. Based on our TSR performance as of December 31, 2016, all of those awards were "out-of-the-money." This means that, if the measurement periods had ended on that date, our NEOs would not have received payments under the OPP and PSU awards, even though such awards are included in the Summary Compensation Table.

  ✓
  Our 2016 compensation decisions were consistent with the significant changes we made to our compensation program in 2014 and 2015 to make it more objective, formulaic and transparent. The Compensation Committee is confident that our compensation program continues to create strong alignment between our NEOs and our shareholders and is appropriately designed to incentivize strong performance over the long term. The Compensation Committee will continue to consider shareholder feedback in its ongoing review of our executive compensation program.

  ✓
  For 2017, we simplified our share awards program by eliminating the dual-performance awards (i.e., the OPPs and PSUs) and, going forward, we currently plan to only grant annual PSUs that may be earned based on relative and absolute TSR over a three-year period.

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our compensation program is designed to attract and retain outstanding senior executives, ensure that compensation provided to them remains competitive relative to the compensation paid to similarly-situated senior executives at comparable publicly traded REITs, and reward them for superior performance. The program is designed to reward both short- and long-term performance and to align our senior executives' and shareholders' interests. To that end, we believe the compensation packages we provide to our NEOs should include both cash and share-based incentive compensation that reward performance as measured, in large part, against corporate and individual goals that will enhance shareholder value over the long term.

We believe the overall compensation of our senior executives primarily should reflect their accomplishments as a management team in achieving established key operating objectives. We also believe the achievement of these key objectives will ultimately enhance shareholder value as reflected in an increased market price of our shares. We believe the compensation of our senior executives should not be based on the short-term performance of our shares, whether favorable or unfavorable. In this regard, the restricted common shares historically granted to our senior executives vest over a service period ranging from three to five years, and certain grants in 2015 and 2016 included a three-year "no-sell" restriction prohibiting the executive officers from transferring the shares for a three-year period after the award vests, except to the extent necessary to satisfy tax obligations. We believe the long-term price of our shares will reflect our operating performance, which is indicative of the management of our company by our senior executives. Our senior executives also are subject to the downside risk of a decrease in the value of their compensation in the event the price of our common shares declines.

The Compensation Committee is responsible for establishing, implementing and continually monitoring adherence with our compensation philosophy as applied to our NEOs. For more information related to the processes and procedures of the Compensation Committee in determining the compensation for our NEOs, including the role of any named executive officer in this process, see "Information Regarding Corporate Governance and Board and Committee Meetings—Board Committees—Compensation Committee," above.

Consistent with our overall philosophy and objectives, certain compensation practices we follow and those that we avoid are as follows:

What we do	What we don't do

Pay for performance. We place a heavy emphasis on performance-based compensation to align our executives' and shareholders' interests.	No Excess Perquisites. We do not provide any supplemental executive retirement plans, company cars, club memberships or other significant perquisites.

Share Ownership Guidelines. In order to further align our executives' and shareholders' interests, our share ownership guidelines require our CEO and other NEOs to own shares or limited partnership units with an aggregate value of 10x and 3x or 2x base salary, respectively.	No Tax Gross Ups. Our executives are not entitled to gross-up payments in the event they are required to pay excise taxes upon a change in control.

Double Trigger Severance. Under our executives' employment agreements, a "change in control," by itself, is not sufficient to trigger severance and equity acceleration—it must also be accompanied by a qualifying termination.	No Hedging. Our anti-hedging policy prohibits our executives from engaging in transactions designed to hedge against losses from their share ownership.

Independent Compensation Consultant. The Compensation Committee has retained FTI Consulting, a nationally recognized compensation consulting firm, to review and provide recommendations regarding our executive compensation program.	No Single Trigger Severance. Our executives are not entitled to severance or equity acceleration upon the occurrence of a change in control, by itself, in the absence of a qualifying termination.
Compensation Risk Assessment. The Compensation Committee conducts a compensation risk assessment to ensure that our executive compensation program does not encourage excessively risky behaviors.	No Executive Retirement or Health Benefits. Our executive officers participate in the same retirement and health plans as our other employees.
Annual Say on Pay Vote. We ask our shareholders to vote on our executive compensation practices on a yearly basis.	No Dividends on Unearned Performance Awards. Our executive officers are not entitled to any dividends or distributions on unearned equity awards subject to performance-based vesting criteria.

Clawback Policy. We proactively adopted a clawback policy consistent with proposed Rule 10D-1 of the Securities Exchange Act of 1934, as amended. The policy is applicable to all of our executive officers.

Equity in Lieu of Cash. We provide our executives the option to receive 50% of their short-term incentive compensation in restricted shares, and we provide an equity match award of up to 20% to encourage our executives to do so.

RESULTS OF 2016 ADVISORY VOTE ON EXECUTIVE COMPENSATION

In establishing and recommending compensation for 2016 performance for our NEOs, the Compensation Committee reviewed the results of the vote on the non-binding resolution to approve the 2015 compensation of our NEOs at our 2016 annual meeting of shareholders. Prior to the 2016 annual meeting, we reached out to the four largest institutional holders of our common shares to discuss our compensation practices and corporate governance issues. These shareholders did not raise any concerns with respect to either topic. The absence of such concerns was further reflected in the vote at our 2016 annual meeting, where approximately 96.6% of the shares voted were voted in support of the compensation paid to our NEOs for 2015.

Compensation and Governance Practices Aligned with Shareholder Best Practices

  ✓
  Majority Voting for Uncontested Trustee Elections.

  ✓
  Share Ownership Guidelines. Require that our CEO own shares with an aggregate value of 10x base salary

  ✓
  Anti-Hedging Policy. Prohibits our trustees, executives and employees from engaging in transactions designed to hedge against losses from their share ownership

  ✓
  Formulaic Short-Term Incentive Plan. Grants of short-term incentive compensation are based on the achievement of pre-established targets and performance metrics

  ✓
  Linked Long-Term Incentive Compensation to TSR. Grants of performance share units will be earned over a three-year period based on our performance compared to our peers

  ✓
  Outperformance Plan. Provides bonus opportunities only if certain absolute and relative total-shareholder-returns are achieved, further aligning executive compensation opportunities with shareholders' interests

  ✓
  Long Vesting and No-Sell Periods. We generally make our executive equity awards subject to a vesting period of at least three years with additional three-year no-sell periods.

Based on the results of the non-binding shareholder advisory vote on the frequency of shareholder votes on executive compensation at our 2011 annual meeting of shareholders, the Compensation Committee and the Board determined that shareholder advisory votes on the compensation of NEOs will take place every year, until and unless our shareholders vote to hold such advisory votes with a different frequency, at which time our Board will carefully consider the shareholder vote resulting from the proposal and continue to evaluate the options for how frequently we hold "say-on-pay" votes. For a discussion of the related proposal for the 2017 annual meeting, please see "Proposal 3: Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation."

COMPENSATION CONSULTANT

The Compensation Committee has engaged FTI Consulting to serve as the Compensation Committee's compensation consultant and to provide recommendations regarding various compensation decisions to be made by the Compensation Committee. The Compensation Committee took FTI Consulting's recommendations into account in making base salary determinations and incentive compensation awards to our NEOs.

PEER GROUP AND BENCHMARKING

In making compensation decisions, the Compensation Committee compares the Company's compensation programs and performance to certain peer group companies. For compensation decisions made in 2016 and early 2017 with respect to fiscal year 2016 performance, the Compensation Committee, with the assistance of FTI Consulting, used a peer group consisting of the following companies:

			Comparable Group Rationale
Company	Implied Market Capitalization ($mm)	Enterprise Value ($mm)	Retail REIT	Comparable Product Assets	Implied Market Capitalization	Enterprise Value
Acadia Realty Trust	2,875.0	4,633.4	✓	✓	✓	✓
Cedar Realty Trust, Inc.	557.9	1,445.4	✓	✓		✓
DDR Corp.	5,600.7	10,905.0	✓	✓	✓	✓
Equity One, Inc.	4,125.7	5,396.1	✓	✓	✓	✓
Pennsylvania Real Estate Investment Trust	1,518.7	3,416.5	✓		✓	✓
Ramco-Gershenson Property Trust	1,407.6	2,523.1	✓	✓	✓	✓
Regency Centers Corporation	7,514.7	9,863.2	✓	✓		✓
Retail Opportunity Investments Corp.	2,432.6	3,488.1	✓	✓	✓	✓
Retail Properties of America, Inc.	3,696.1	6,081.4	✓	✓	✓	✓
Seritage Growth Properties	2,612.9	3,694.3	✓		✓	✓
Tanger Factory Outlet Centers, Inc.	3,519.0	5,217.9	✓	✓		✓
Urstadt Biddle Properties, Inc.	801.6	1,293.6	✓	✓	✓	✓
Urban Edge Properties	2,724.9	3,773.9	✓	✓	✓	✓
Weingarten Realty Investors	4,690.2	7,210.8	✓	✓	✓	✓
Washington Prime Group Inc.	2,312.8	5,961.6	✓		✓	✓

Kite Realty Group Trust	2,131.2	3,879.6
Peer Median (Excluding KRG)	2,724.9	4,633.4
As of 10/31/2016

Our peer group is designed to include REITs that invest in shopping center assets and select regional malls. Our peer group remained unchanged from 2015, except for the removal of Inland Real Estate Corporation and Rouse Properties, Inc., since they were acquired during the year, and the addition of Cedar Realty Trust, Inc., Seritage Group Properties and Urstadt Biddle Properties Inc., which are comparable in terms of size and asset type.

Although the Compensation Committee uses peer group data to guide its review of our NEOs' total compensation and generally reviews the compensation data of the peer group and industry to understand market competitive compensation, the Compensation Committee does not benchmark compensation to a specific percentage of the compensation of this comparative group or otherwise apply a formula or assign this comparative group a relative weight.

COMPONENTS OF EXECUTIVE COMPENSATION

This section describes the three components of compensation that form the basis for the Compensation Committee's compensation decisions related to the 2016 performance of our NEOs—base salaries, short-term incentive compensation and share-based incentive compensation awards. This section also discusses why we pay each component and the methodology the Compensation Committee used to determine the amounts to pay to each.

BASE SALARIES

Base salaries are intended to provide our NEOs with a fixed and certain amount of compensation for services provided. The Compensation Committee determines the base salary level of our NEOs by evaluating, among other things, the responsibilities of the position held, the experience of the individual and the average base salaries of similarly situated employees in the Company's peer group. Base salaries for our NEOs typically are established in the first quarter of the year. The Compensation Committee reviewed base salaries in the first quarter of 2016 and decided to increase Mr. Murray's base salary from $320,000 for 2015 to $335,000 for 2016 to bring it more in-line with the Company's peers. There were no changes to the base salaries of Messrs. Kite, McGowan and Sink in 2016.

Each of our NEOs has an employment agreement with us. Each employment agreement prohibits the named executive officer's base salary from being reduced by us during the term of the agreement without the applicable executive's consent. Thus, each named executive officer's prior year's salary effectively serves as a minimum requirement for the named executive officer's salary for the ensuing year. The Compensation Committee has complete discretion to determine whether an increase in a named executive officer's base salary is merited. Future adjustments, if any, to the NEOs' base salaries will be in the sole discretion of the Compensation Committee.

The table below sets forth the base salaries for our NEOs for the 2015 and 2016 fiscal years:

	Base Salary
Named Executive Officer	2015	2016	Percentage Change (from 2015 to 2016)

John A. Kite	$700,000	$700,000	0%
Thomas K. McGowan	$450,000	$450,000	0%
Daniel R. Sink	$400,000	$400,000	0%
Scott E. Murray	$320,000	$335,000	4.7%

SHORT-TERM INCENTIVE COMPENSATION

The Compensation Committee awards executives with annual short-term incentive compensation as a means to motivate and reward our NEOs. For 2015, for the first time the Compensation Committee adopted a formulaic approach to determining short-term incentive compensation, which replaced the fully discretionary approach used historically. In February 2016, the Compensation Committee approved targets and performance metrics to evaluate 2016 performance using the general formulaic approach adopted in 2015, but with the addition of a new metric to further encourage the NEOs in the implementation of the Company's 3-R initiative. In February 2017, the Compensation Committee approved short-term incentive compensation for our NEOs based on these targets and metrics. Award determinations with respect to 2016 were based on the achievement of the following objective corporate performance metrics and a subjective assessment of each individual executive's performance, weighted as indicated:

Performance Criteria	Weighting	Rationale for Including in Plan

FFO per share, as adjusted	35%	Encourages focus on profitability as measured by the most frequently referenced REIT earnings measure
Leverage (net debt to adjusted EBITDA ratio)	15%	Encourages focus on growth of the existing portfolio while maintaining leverage within acceptable levels
Portfolio lease percentage	10%	Seeks to reward executives for the execution of leases while balancing with increasing rental rates by also utilizing same-property NOI (as described below)
Same property NOI growth	10%	Encourages focus on internal growth at existing portfolio
Number of 3-R project starts	10%	Seeks to reward executives for implementation of the Company's 3-R initiative
Individual performance objectives	20%	Represents the executive's success in fulfilling his or her responsibilities to the Company and in executing the Company's strategic business plan

The Compensation Committee believes that placing more importance on per share FFO, a widely-accepted supplemental measure of REIT performance established by NAREIT, as adjusted for certain non-recurring items, is appropriate because the measure is easily calculated and consistent with the Compensation Committee's view that our NEOs are principally accountable for our company's financial performance as a whole. The Compensation Committee viewed the other factors to be useful because they are important indicators of our executive management's ability to (i) control leverage levels, (ii) enhance the Company's balance sheet, (iii) achieve operational excellence and (iv) increase revenue growth at our operating properties.

In February 2016, the Compensation Committee established threshold, target and outperformance values for each of the foregoing corporate performance metrics. The target levels are consistent with published guidance or, for metrics for which public guidance has not been provided, the Company's strategic plan. For 2016, each of our NEOs was eligible to receive a short-term incentive compensation award at the threshold, target or outperformance level equal to the following percentages of his annual base salary:

	% of Base Salary
Named Executive Officer	Threshold	Target	Outperformance

John A. Kite	75%	125%	250%
Thomas K. McGowan	45%	75%	150%
Daniel R. Sink	45%	75%	150%
Scott E. Murray	40%	65%	130%

In reviewing Company performance, the Compensation Committee compared our 2016 results under each of the above performance criteria to the following ranges:

Factor	Threshold	Target	Outperformance	Actual Results

2016 FFO, as adjusted (per diluted common share)	$2.01	$2.05	$2.11	$2.07 (1)
Leverage (net debt to adjusted EBITDA)	6.95x	6.75x	6.25x	7.00x
Portfolio lease percentage	94.5%	95.0%	96.0%	95.5%
Same property NOI growth	2.5%	3.0%	4.0%	2.9%
Number of 3-R project starts	3	5	11	14

(1)
Per diluted common share. Consistent with the hurdles set in 2016, the Compensation Committee adjusted the Company's FFO performance to omit the effects of the Company's inaugural bond offering. The Compensation Committee concluded that management should not be adversely affected by capital markets decisions made by the Board.

The Compensation Committee set the above ranges based on recommendations by our executive officers and subsequent review with the Company's independent compensation consultant. Moreover, the target ranges for both per share FFO, as adjusted, and same property NOI growth were consistent with the Company's disclosed guidance at the time they were set. We note that the leverage target for 2016 (6.75x) was slightly higher than the 2015 target (6.5x) due to the Board's decision to redeem the Company's preferred shares at the end of 2015, which, although in the best interests of the Company, had a short-term adverse effect on our leverage. We also note that the targets for portfolio lease percentage and same property NOI growth remained flat from 2015 to 2016 because the Compensation Committee believed that the Company was nearing maximum occupancy and because continued year-over-year NOI growth at 3% would be commendable given existing market conditions and industry trends. The Compensation Committee ultimately applied these ranges when making short-term incentive compensation determinations in February 2017 with respect to its evaluation of our NEOs' 2016 performance.

With respect to the individual performance component of the short-term incentive compensation determination, the Compensation Committee concluded that each named executive officer merited a target performance rating. The Compensation Committee considered that our executive officers accomplished the following achievements in making this determination:

  •
  Continued dividend growth by increasing annual dividend by 6.9% compared to prior year

  •
  Strengthened balance sheet by increasing liquidity to $433 million, extending average years of maturity to 6.4 years, and reducing maturities due through 2020 to only $90 million

  •
  Executed inaugural public debt offering of $300 million on attractive terms

  •
  Made substantial progress towards increasing the portfolio's small shop leased percentage to the Company's stated goal of 90%, reaching 88.9% at the end of 2016

  •
  Further improved the Company's NOI margin and expense recovery ratios, both of which are near the high of the Company's 12-year history as a public company

  •
  Continued implementing 3-R program, completing four projects during 2016 at a total cost of $8.3 million and a projected annual return of 11.3%, with approximately $62 million in 3-R projects under construction at expected annual returns of 9-11%

  •
  Continued pushing Tenant Touch Program, resulting in more than 2,575 interactions with tenants in 2016

The Compensation Committee also considered the input of Mr. Kite when assessing the individual performance component with respect to Messrs. McGowan, Sink and Murray, principally because the Compensation Committee believes that Mr. Kite's input is valuable given his knowledge of our operations, the day-to-day responsibilities and performance of our other NEOs, the real estate industry generally and the markets in which we operate.

When evaluating each NEO's individual performance, the Compensation Committee also considered the Company's TSR compared to its peers. After extensive consideration and in consultation with FTI Consulting, the Compensation Committee concluded that the effect of the Company's relative TSR would be adequately reflected in the value of the OPP and PSU awards – each of which could decrease to $0 based on relative and absolute TSR thresholds – and that it was not necessary to further reduce the NEOs' short-term cash compensation to reflect this relative TSR performance. Accordingly, the Compensation Committee decided to award short-term incentive compensation at the target level for individual performance, compared to assessing each at the superior level in 2015.

Based on the above formulas, the Company's actual results and the Compensation Committee's assessment of each NEO's performance, the following short-term incentive compensation was awarded. The awards were denominated in dollars and paid in cash with an option for each executive officer to receive a portion of the short-term incentive compensation in restricted common shares:

Named Executive Officer	2016 Year End Short-Term Incentive Compensation	% of 2016 Base Salary	2015 Year End Short-Term Incentive Compensation	% of 2015 Base Salary

John A. Kite	$990,500	142%	$1,006,250	144%
Thomas K. McGowan	$382,050	85%	$388,125	86%
Daniel R. Sink	$339,600	85%	$345,000	86%
Scott E. Murray	$246,560	74%	$239,200	71%

The Compensation Committee believes this year-end short-term incentive compensation was appropriate because of the extent to which Messrs. Kite, McGowan, Sink and Murray were instrumental to the Company's successes in 2016.

The Compensation Committee determined that each officer would be given the option to receive up to 50% of his short-term incentive compensation in restricted common shares, which would vest ratably over three years. To further align the interests of the NEOs with the interests of shareholders and to encourage them to take a long-term view of performance, the Compensation Committee determined that the Company would match an officer's election with additional restricted common shares by up to 20%, depending on the extent to which he elected to receive restricted common shares (i.e., up to an additional 20% in restricted common shares could be awarded). These additional restricted common shares, if any (the "Company match award"), would vest ratably over three years. None of our NEOs elected to take the Company match award for 2016.

SHARE-BASED INCENTIVE COMPENSATION AWARDS

All share-based compensation awards to NEOs are granted by the Compensation Committee. The Compensation Committee awarded share-based incentive compensation because it believes such compensation aligns the interests of our senior executives with those of our shareholders, consistent with our pay-for-performance philosophy. For 2016, our equity compensation program was bifurcated into two components (the majority of which vests based on objective Company performance metrics) as follows:

Annual Equity Awards	Outperformance Plan Awards

PSUs (performance-based): Provides incentive to achieve long-term, relative share performance as compared to our shopping center peers

Time-Based Restricted Shares: Promotes the retention of our executives over a multi-year vesting period, plus a three-year holding period following the vesting date

OPP (performance-based): Provides incentive to achieve long-term, high-reaching relative share performance (above the returns of the overall REIT industry) and absolute share performance (TSR in excess of 27%)

Payable only when performance exceeds stretch hurdles as measured by three-year TSR and requires both outperforming peers and providing a positive return to shareholders

Core LTI Compensation	Outperformance LTI Compensation at High Reach Performance Hurdles

During the first few months of each year, the Compensation Committee typically reviews the prior year's performance of our NEOs and the Company, both on an absolute basis and relative to our peers, and determines whether to make share based incentive compensation awards to our NEOs. The grant date of such awards is established when the Compensation Committee approves the grant and all key terms have been determined. In some cases, the Compensation Committee may select a future date as the grant date, so that the effective date of the grant is after the release of an earnings announcement or other material news.

Annual Equity Incentive Awards for 2016 Performance.    For its 2016 annual equity incentive awards, the Compensation Committee maintained the general structure adopted in 2015. Under this structure, the Compensation Committee established an overall target value of incentive compensation for each executive officer, with 50% of the target value being granted in the form of a three-year performance share award in February 2016, and the remaining 50% of the target value to be granted in the form of restricted common shares a year later, in 2017, based on the Compensation Committee's assessment of 2016 performance and other considerations.

The overall target values for these awards for 2016 were set as a percentage of each named executive officer's salary, as follows:

	Target
Named Executive Officer	Value	% of Salary

John A. Kite	$1,050,000	150%
Thomas K. McGowan	$405,000	90%
Daniel R. Sink	$360,000	90%
Scott E. Murray	$251,250	75%

Based on the overall target values, in February 2016, the Compensation Committee awarded each named executive officer a three-year PSU representing 50% of his overall target value, as follows: Mr. Kite – $525,000, Mr. McGowan – $202,500, Mr. Sink – $180,000, and Mr. Murray – $125,625. These PSUs may be earned over a three-year performance period from January 1, 2016 to December 31, 2018. The performance criteria will be based on the relative TSR achieved by the Company measured against the fourteen companies listed as the Company's compensation peer group in its 2016 proxy statement. The number of performance shares that may be earned will range from (i) 50% if the Company's cumulative TSR over the measurement period exceeds the 30th percentile of the peer group to (ii) 200% of target if the Company's cumulative TSR exceeds the 80th percentile. Any PSUs earned at the end of the three-year period will be fully vested.

The remaining 50% of the overall target for the annual equity incentive award for 2016 consisted of a time-based restricted share award due to be made in 2017 following the Compensation Committee's review of 2016 performance. The actual value of a restricted share award could vary (upward or downward) from the target value based on the Compensation Committee's evaluation of 2016 performance. The Compensation Committee had discretion to award restricted shares worth between 50% and 150% of the target value for each NEO. Based on its review of 2016 performance, in February 2017, the Compensation Committee determined that each executive officer would be awarded 100% of the target value for his time-based awards, resulting in the following time-based restricted awards: Mr. Kite – $525,000, Mr. McGowan – $202,500, Mr. Sink – $180,000, and Mr. Murray – $125,625.

In making this determination, the Compensation Committee took into account its assessment that, from an operational perspective, the Company ended 2016 stronger than at any other time in its history as a publicly-traded company; the strong dividend growth delivered over the previous several years; the successful execution of the Company's inaugural bond offering; the improvements in the Company's debt maturity schedule; the substantial increases in the Company's liquidity; and management's creativity and discipline relating to strategic options. As it did with the Short-Term Incentive Compensation, the Compensation Committee also considered the extent to which – if at all – it should consider the Company's TSR in granting the time-based equity incentive awards. After consultation with its independent consultant, FTI Consulting, the Compensation Committee determined that the Company's relative TSR was adequately reflected in the OPP and PSU awards granted to the NEOs in 2016, which contain absolute and relative TSR thresholds. The Compensation Committee therefore determined that it was appropriate to award time-based equity awards at the target level for 2016, compared to awards at 120% of target for 2015.

With respect to the annual equity awards, an executive may choose to receive LTIP units instead of restricted shares or restricted share units. Whether an executive officer chooses to receive LTIP units or restricted common shares, the number of LTIP units or shares awarded is based on the closing price of our common shares on the grant date. Each of our executive officers elected to receive LTIP units instead of time-based restricted common shares which, based on the closing price of our common shares on February 15, 2017 of $23.22, resulted in LTIP unit awards in the following amounts:

Named Executive Officer	LTIP Units ($ value)	LTIP Units (# of units)

John A. Kite	$525,000	22,609
Thomas K. McGowan	$202,500	8,720
Daniel R. Sink	$180,000	7,751
Scott E. Murray	$125,625	5,410

As would have been the case if granted as time-based restricted common shares, these LTIP units vest ratably over three years from the date of award, which was February 15, 2017. The LTIP units are also subject to a three-year "no-sell" restriction prohibiting the executive officers from transferring the LTIP units (or units into which they are converted or shares for which these units are exchanged) for a three-year period after the award vests, except to the extent necessary to satisfy tax obligations. While the Compensation Committee determined to make the foregoing grants to the NEOs based on 2016 performance, the awards were made in February 2017, and, therefore, the value of such awards are not part of 2016 compensation in the Summary Compensation Table included in this proxy statement.

Outperformance Plan.    On January 28, 2016, the Compensation Committee adopted the 2016 Outperformance Plan (the "2016 OPP") under the 2013 Equity Incentive Plan (the "2013 Plan") and the partnership agreement of our operating partnership to further align the interests of our shareholders and management by encouraging our senior officers and other key employees to "outperform" and to create shareholder value. The Compensation Committee previously adopted an outperformance plan in 2014 (the "2014 OPP").

Upon adoption of the 2016 OPP, the Compensation Committee granted individual awards under the 2016 OPP in the form of LTIP units that, subject to vesting and the satisfaction of other conditions, are exchangeable for a per unit value equal to the then trading price of one of our common shares. The awards under the 2016 OPP were granted to Messrs. Kite, McGowan, Sink and Murray in the following amounts of LTIP units and bonus pool percentage interests:

Holder	LTIP Units (#)	Bonus Pool Interest (%)

John A. Kite	86,768	34.0%
Thomas K. McGowan	39,556	15.5%
Daniel R. Sink	26,796	10.5%
Scott E. Murray	14,036	5.5%

Under the 2016 OPP, LTIP units are earned based on achievement of performance criteria measuring certain absolute and relative TSR thresholds over a three-year period. If LTIP units are earned at the end of the measurement period, one-third of the earned LTIP units vest at the end of such period and the remaining earned LTIP units vest 50% each on each of the next two anniversaries of the first vesting date, based on the executive's continued service through to each such vesting date.

To determine the amount, if any, of the LTIP units subject to the award that is earned, under the 2016 OPP, executives were granted an interest in a cash-denominated notional bonus pool. The entire bonus pool may not exceed $6 million and will be determined at the end of the measurement period beginning on January 4, 2016 and ending on the earlier to occur of December 31, 2018 or the date on which the Company experiences a "corporate transaction" (as defined in the 2013 Plan). Specifically, the bonus pool would equal the lesser of: (A) $6,000,000, and (B) the sum of (i) 3% of the amount by which our TSR during the measurement period exceeds a 9% simple annual TSR, or 27% over the three-year measurement period (the absolute TSR component); and (ii) 3% of the amount by which our TSR performance exceeds that of the SNL Equity REIT Index (on a percentage basis) over the measurement period (the relative TSR component), except that the relative TSR component will be reduced on a linear basis from 100% to 0% for absolute TSR performance ranging from 7% to 0% simple annual TSR over the measurement period. In addition, the relative TSR component may be a negative value equal to 3% of the amount by which the Company underperforms the SNL Equity REIT Index by more than 300 basis points per year during the measurement period (if any). If the notional bonus pool formulation results in the establishment of such a bonus pool, each executive would earn LTIP units valued at such executive's share of the notional bonus pool. If no bonus pool is generated from the formulation (or if the notional bonus pool is a negative number), none of the LTIP units awarded will be earned and the award will be forfeited at the end of the measurement period.

The Compensation Committee did not adopt an OPP for the 2017 fiscal year.

2017 COMPENSATION PROGRAM CHANGES

For 2017, the Compensation Committee approved the following compensation structure:

  •
  As base salaries have remained unchanged since 2014 (except for Mr. Murray), the Compensation Committee approved new 2017 base salaries as follows: Mr. Kite – $725,000; Mr. McGowan – $465,000; Mr. Sink – $415,000; and Mr. Murray – $365,000.

  •
  The Company's cash bonus program will continue to be based 80% on objective corporate performance hurdles and 20% determined at the Compensation Committee's discretion based on a subjective review of Company and individual performance.

  •
  Cash bonus percentages will remain unchanged from 2016, except for Mr. Murray, whose threshold, target and maximum percentages were increased to 45%, 75% and 150% of his base salary, respectively.

  •
  The Company simplified the share awards program by eliminating the dual-performance awards (i.e., the Outperformance Plan and PSUs) and awarding only PSUs that may be earned based on relative and absolute TSR over a three-year period. Target long-term incentive values were approved at approximately the same amount as 2016 (inclusive of the grant-date fair value of the 2016 OPP) and will be allocated 60% to PSUs and 40% to time-based share awards.

  •
  The 60% portion of the target allocated to PSUs was granted in March 2017 and will be earned over three-years based 50% on absolute TSR and 50% on relative TSR as follows:

	Absolute TSR Hurdles (%)	Payout Percentage

Threshold	18%	50%
Target	24%	100%
Maximum	36%	200%

	Relative TSR Hurdles (Percentile)	Payout Percentage

Threshold	30th	50%
Target	50th	100%
Maximum	80th	200%
  •
  The 40% portion of the target allocated to time-based share awards will be determined at year-end based on review of Company performance by the Compensation Committee and may range from 50% to 150% of the target value.

OTHER COMPENSATION PLANS AND PERSONAL BENEFITS

We maintain a defined contribution plan (the "401(k) Plan"). All of our full-time employees are eligible to participate in the 401(k) Plan and are permitted to contribute up to the maximum percentage allowable without exceeding the limits of Internal Revenue Code. All amounts deferred by a participant, as well as the contributions we make under the 401(k) Plan, vest immediately in the participant's account. We may make "matching contributions" equal to 100% of the participant's contribution up to 3% of the employee's salary and 50% of the participant's contribution over 3% and up to 5% of the participant's salary, not to exceed an annual maximum of $18,000. During 2016, we made matching contributions totaling $31,800 to the NEOs.

We periodically provide certain benefits to our employees that we believe are important to attract and retain talented individuals. These benefits in 2016 included payments related to health care and life insurance. These benefits provided to our NEOs in 2016 are described in the Summary Compensation Table below. We do not offer defined benefit pension or supplemental executive retirement plans to any of our employees.

SHARE OWNERSHIP REQUIREMENTS

Pursuant to the Company's existing policy that was adopted in 2015, our NEOs will be required to own a number of our common shares or units of limited partnership interest of our Operating

Partnership with an aggregate value calculated as a multiple of his respective base salary, as follows:

Named Executive Officer	Multiple of Base Salary	Value of Minimum Share Ownership Requirement (based on 2017 Base Salary)

John A. Kite	10x	$7,250,000
Thomas K. McGowan	3x	$1,395,000
Daniel R. Sink	3x	$1,245,000
Scott E. Murray	2x	$730,000

Each of these NEOs will have the later of five years from the adoption of the policy in 2015 or his becoming a named executive officer to comply with the minimum share ownership requirement.

CLAWBACK POLICY

In March 2017, the Board approved the adoption of a clawback policy for incentive-based executive compensation (the "Clawback Policy"). The Clawback Policy was adopted with the intent that it will meet the scope of the currently proposed SEC Rule 10D-1 and ultimately the associated NYSE listing exchange rules. Under the Clawback Policy, in the event that the Company is required to prepare an accounting restatement due to the Company's material noncompliance with a financial reporting requirement, the Company shall make reasonable efforts to recover from any current or former executive officer the amount of certain incentive-based compensation in excess of what would have been paid or granted to that executive officer under the circumstances reflected by the accounting restatement. The Clawback Policy applies to any incentive-based compensation paid to an executive officer within the three-year period preceding the date of the restatement.

TAX LIMITS ON EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits publicly traded companies from taking a tax deduction for compensation in excess of $1 million, paid to the chief executive officer or any of its three other most highly compensated executive officers (excluding the chief financial officer) for any fiscal year, who are referred to as "covered employees" under Section 162(m). Certain "performance-based compensation" is excluded from this $1 million cap. Although we will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, we nevertheless reserve the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

SPECIAL NOTE REGARDING NON-GAAP FINANCIAL MEASURES

This Compensation Discussion and Analysis contains certain non-GAAP financial measures, which are described in more detail as follows:

  •
  EBITDA:  We define EBITDA as net income before depreciation and amortization, interest expense and income tax expense of taxable REIT subsidiary. A reconciliation of EBITDA to consolidated net income is included on pages 63-64 of our Annual Report on Form 10-K for the year ended December 31, 2016.

  •
  Adjusted EBITDA:  Adjusted EBITDA is EBITDA less (i) EBITDA from unconsolidated entities, (ii) gains on sales of operating properties or impairment charges, (iii) other income and expense, (iv) noncontrolling interest EBITDA and (v) other non-recurring activity or items impacting comparability from period to period. A reconciliation of Adjusted EBITDA to consolidated net income is included on pages 63-64 of our Annual Report on Form 10-K for the year ended December 31, 2016.

  •
  FFO:  We calculate FFO in accordance with the best practices described in the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (NAREIT) and related revisions, which we refer to as the White Paper. The White Paper defines FFO as consolidated net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales and impairments of depreciated property, plus depreciation and amortization, and after adjustments for third-party shares of appropriate items. A reconciliation of FFO to consolidated net income is included on pages 61-63 of our Annual Report on Form 10-K for the year ended December 31, 2016.

  •
  FFO, as adjusted:  FFO, as adjusted, is FFO adjusted for a severance charge, accelerated amortization of debt issuance costs, a debt extinguishment loss and transaction costs in 2016, a non-cash adjustment for redemption of preferred shares in 2015, a gain on the resolution of an assumed contingency in 2015, and a gain on settlement and transaction costs in 2015. A reconciliation of FFO, as adjusted, to consolidated net income is included on pages 61-63 of our Annual Report on Form 10-K for the year ended December 31, 2016.

  •
  NOI:  NOI is income from our real estate, including lease termination fees received from tenants less our property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions and corporate level expenses. A reconciliation of NOI to net income attributable to common shareholders is included on pages 60-61 of our Annual Report on Form 10-K for the year ended December 31, 2016.

  •
  Same-Property NOI:  Same-Property NOI excludes properties that have not been owned for the full period presented, which eliminates disparities in net income due to the redevelopment, acquisition or disposition of properties during the particular period presented. It also excludes net gains from outlot sales, straight-line rent revenue, bad debt expense and recoveries, lease termination fees, amortization of lease intangibles and significant prior period expense recoveries and adjustments, if any. A reconciliation of Same-Property NOI to net income attributable to common shareholders is included on pages 60-61 of our Annual Report on Form 10-K for the year ended December 31, 2016.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Respectfully submitted,
The Compensation Committee of the Board of Trustees
WILLIAM E. BINDLEY(Chairman) VICTOR J. COLEMAN DAVID R. O'REILLY

COMPENSATION OF EXECUTIVE OFFICERS AND TRUSTEES

The following tables contain certain compensation information for our NEOs. Our NEOs for 2016 consist of our Chief Executive Officer; Chief Operating Officer; Chief Financial Officer; and Executive Vice President, General Counsel and Corporate Secretary.

SUMMARY COMPENSATION TABLE

The following table sets forth a summary of all compensation earned, awarded or paid to the NEOs for the fiscal years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Share Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
John A. Kite	2016	$700,000	—	$1,827,015	$990,500	$14,074	$3,531,589
Chairman and Chief	2015	$700,000	—	$1,021,162	$1,006,250	$12,342	$2,739,754
Executive Officer	2014	$652,500	$1,245,245	$6,619,956	—	$10,299	$8,528,000

Thomas K. McGowan	2016	$450,000	—	$749,063	$382,050	$20,580	$1,601,693
President and Chief	2015	$450,000	—	$386,231	$388,125	$19,312	$1,243,668
Operating Officer	2014	$425,000	$456,574	$2,283,892	—	$17,354	$3,182,820

Daniel R. Sink	2016	$400,000	—	$614,868	$339,600	$24,674	$1,379,142
Executive Vice President	2015	$400,000	—	$359,770	$345,000	$22,742	$1,127,512
and Chief Financial Officer	2014	$378,500	$350,278	$1,634,176	—	$20,476	$2,383,430

Scott E. Murray	2016	$335,000	—	$382,585	$246,560	$24,077	$988,222
Executive Vice President	2015	$320,000	—	$132,594	$239,200	$22,742	$714,536
General Counsel and	2014	$122,667	$20,000	$430,887	—	$4,781	$578,335
Corporate Secretary

(1)
"Salary" column represents total salary earned in each of the fiscal years shown.
(2)
Amounts include discretionary cash and common share bonuses related to 2014 performance which were determined by the Compensation Committee after taking into consideration the Company's performance. The amounts disclosed include the grant date fair value of the portion of each named executive officer's bonus that each such named executive officer elected to receive in restricted common shares, as follows:

2014
John A. Kite	$372,622
Thomas K. McGowan	$153,287
Daniel R. Sink	$125,139
Scott E. Murray	—

All of the common shares represented by these amounts vest ratably over three years from their respective grant dates.
(3)
The amounts disclosed in this column for 2016 reflect the aggregate grant date fair value of (a) restricted common shares awarded in March 2016 as match award incentive grants relating to 2015 short-term compensation, (b) the share-based incentive compensation for the 2015 fiscal year awarded to each named executive officer in February 2016 as LTIP units, and (c) PSUs awarded in February 2016 which will be earned, if at all, over a three-year performance period based on relative TSR, and (d) LTIP units in our Operating Partnership granted in January 2016 under our 2016 OPP, which will be earned, if at all, only upon vesting, as follows:

	Match Award Restricted Shares	Share-Based Incentive Awards for 2015 Performance (LTIP Units)	Performance Share Units for 2016-2018 Performance Period	OPP Awards
John A. Kite	—	$519,738	$674,877	$632,400
Thomas K. McGowan	—	$200,459	$260,304	$288,300
Daniel R. Sink	$10,000	$178,198	$231,370	$195,300
Scott E. Murray	—	$118,799	$161,486	$102,300

The amounts disclosed in this column for 2015 reflect the aggregate grant date fair value of (a) restricted common shares awarded in February 2016 as match award incentive grants relating to 2015 short-term incentive compensation, (b) the share-based incentive compensation for the 2014 fiscal year awarded to each named executive officer in February 2015 as restricted shares, some of which restricted shares were later converted into LTIP units on a one-for-one basis, and (c) PSUs awarded in February 2015 which will be earned, if at all, over a three-year performance period based on relative TSR, as follows.

	Match Award (Restricted Shares)	Share-Based Incentive Awards for 2014 Performance (Restricted Shares or LTIP Units)	Performance Share Units for 2015-2017 Performance Period
John A. Kite	—	$441,080	$580,082
Thomas K. McGowan	—	$162,503	$223,728
Daniel R. Sink	$9,983	$150,896	$198,891
Scott E. Murray	—	—	$132,594

For Messrs. Kite, McGowan and Sink, the amounts disclosed in this column for 2014 reflect the aggregate grant date fair value of (a) the common share portion of the special one-time awards of cash and common shares granted in connection with the successful completion of the Inland Diversified Merger in July 2014, which were subsequently converted to LTIPs, (b) restricted common shares awarded in March 2015 as match award incentive grants relating to 2014 bonuses, (c) the share-based incentive compensation for the 2013 fiscal year awarded to each named executive officer in February 2014 as restricted shares, (d) restricted shares based on the Company's performance for the 42-month period ended December 31, 2013, and (e) LTIP units in our Operating Partnership granted in July 2014 under our 2014 OPP, which will be earned, if at all, only upon vesting, as follows:

	Special One- Time Awards (Restricted Shares/LTIPs)	Match Award Restricted Shares	Restricted Shares	42-month Performance Award	OPP Awards
John A. Kite	$3,893,526	$74,524	$658,706	$1,184,000	$809,200
Thomas K. McGowan	$1,168,054	$30,657	$242,681	$473,600	$368,900
Daniel R. Sink	$778,701	$25,028	$225,347	$355,200	$249,900
Scott E. Murray	N/A	N/A	N/A	N/A	N/A

For Mr. Murray, the amounts disclosed in this column for 2014 reflect the grant date fair value of the grant of restricted shares ($299,987) and LTIP units in our Operating Partnership granted under our Outperformance Plan ($130,900), in each case that he received in August 2014 upon joining the Company.

All of the restricted shares represented by the amounts set forth in this column will vest ratably over three to five years from the date of grant, and all 2016 and 2015 awards and the special one-time awards are also subject to a three-year "no-sell" restriction prohibiting the executive officers from transferring the shares for a three-year period after the award vests, except to the extent necessary to satisfy tax obligations. The LTIP awards will vest, if at all, only following the relevant performance period as described in more detail above in "Compensation Discussion and Analysis."
(4)
Represents the amount of the annual short-term incentive compensation earned by each named executive officer for fiscal year 2016 and fiscal year 2015, respectively, including, if any, the amount of such short-term incentive compensation the named executive officer elected to receive in restricted common shares in lieu of cash, but excluding the amount of restricted common shares awarded as match award incentive grants relating thereto.
(5)
The amount shown in the "All Other Compensation" column reflects for each named executive officer:
  •
  the value of premiums paid pursuant to health insurance benefits provided by the Company;
  •
  the value of premiums paid pursuant to life insurance benefits provided by the Company; and
  •
  matching contributions allocated by the Company pursuant to the 401(k) Plan.

The amount attributable to each such perquisite or personal benefit (as defined by SEC rules) for each named executive officer set forth above does not exceed the greater of $25,000 or 10% of the total amount of perquisites or benefits received by such named executive officer. The amount attributable to each item that is not a perquisite or personal benefit (as defined by SEC rules) does not exceed $10,000.

GRANT OF PLAN-BASED AWARDS IN 2016

The following table sets forth information concerning the grants of plan-based awards made to each named executive officer in the fiscal year ended December 31, 2016.

										All Other Share Awards: Amount of Shares or Share Units (#)		Full Grant Date Fair Value of Share and Option Awards ($)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)
Name and Principal Position
	Grant Date		Threshold	Target	Maximum	Threshold	Target	Maximum
John A. Kite	2/17/2016		$437,500	$875,000	$1,750,000	—	—	—		23,791	(2)	$519,738
Chairman and Chief	2/17/2016		—	—	—	—	—	86,768	(4)	—		$632,400
Executive Officer	2/17/2016	(3)	—	—	—	9,913	19,826	39,652		—		$674,877

Thomas K. McGowan	2/17/2016		$168,750	$337,500	$675,000	—	—	—		9,176	(2)	$200,459
President and Chief	2/17/2016		—	—	—	—	—	39,556	(4)	—		$288,300
Operating Officer	2/17/2016	(3)	—	—	—	3,824	7,647	15,294		—		$260,304

Daniel R. Sink	2/17/2016		$150,000	$300,000	$600,000	—	—	—		2,265	(5)	$60,000
Executive Vice	2/17/2016		—	—	—	—	—	—		8,157	(2)	$178,198
President and Chief	2/17/2016		—	—	—	—	—	26,796	(4)	—		$195,300
Financial Officer	2/17/2016	(3)	—	—	—	3,399	6,797	13,594		—		$231,370

Scott E. Murray	2/17/2016		$108,875	$217,750	$435,500	—	—	—		5,438	(2)	$118,799
Executive Vice	2/17/2016		—	—	—	—	—	14,036	(4)	—		$102,300
President, General	2/17/2016	(3)	—	—	—	2,372	4,744	9,488		—		$161,486
Counsel & Corporate
Secretary

(1)
Represents the possible payouts under the Company's annual short-term incentive compensation plan set by the Compensation Committee in February 2016. The amount of annual short-term incentive compensation eligible to be earned by each of the Named Executive Officers was based upon objective corporate performance metrics and a subjective assessment of each individual executive's performance. The actual amount earned by each Named Executive Officer in 2016 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
(2)
Represents LTIP units awarded in February 2016 as share-based incentive compensation for the 2015 fiscal year. These LTIP units, will vest ratably over a period of five years, contingent on continued service by the officer through the applicable vesting date. The awards are also subject to a three-year "no-sell" restriction prohibiting the executive officers from transferring the units for a three-year period after the award vests, except to the extent necessary to satisfy tax obligations.
(3)
Represents PSUs awarded in February 2016 which will be earned, if at all, over a three-year performance period based on relative TSR. The units that are earned vest at the end of the performance period.
(4)
Represents LTIP units granted under the 2016 OPP, as described under "Compensation Discussion and Analysis."
(5)
Represents restricted common shares awarded in February 2016 as share-based incentive compensation for the 2015 fiscal year. These restricted common shares will vest ratably over a period of three years.

ADDITIONAL INFORMATION RELATED TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN BASED-AWARDS TABLE

Employment Agreements.    On July 28, 2014, we entered into new employment agreements with each of Messrs. Kite, McGowan and Sink. These new employment agreements were effective as of July 1, 2014 and superseded their previous agreements with us, which were initially entered into in 2004 in connection with our initial public offering and renewed annually each year thereafter. In addition, on August 6, 2014, we entered into an employment agreement with Mr. Murray in connection with his joining our Company.

  •
  The term of each employment agreement for Messrs. Kite, McGowan, Sink and Murray ends June 30, 2017, with automatic one-year renewals on each anniversary, unless the Board or the executive elects not to extend the term by providing the other party with 90 days' written notice.

  •
  The employment agreements set the following base salaries and annual cash incentive targets for the executives:

Executive	Base Salary	Annual Cash Incentive Target
John A. Kite	$700,000	125% of Base Salary
Thomas K. McGowan	$450,000	75% of Base Salary
Daniel R. Sink	$400,000	75% of Base Salary
Scott E. Murray	$320,000	60% of Base Salary
  •
  The provisions of each employment agreement do not permit the executive's base salary to be reduced by us during the term of the agreement. Thus, each executive's prior year salary effectively serves as a minimum requirement for the named executive officer's salary for the ensuing year. For a discussion of the NEOs' 2016 base salaries, please see "Compensation Discussion and Analysis—Components of Executive Compensation—Base Salaries."

  •
  The employment agreements also provide that the executives are entitled to participate in our 2013 Equity Incentive Plan and any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans, and similar benefits commensurate with the benefits we provide to our senior executives generally. For information related to the additional benefits provided to our NEOs, please see the "All Other Compensation" column of the "Summary Compensation Table" above.

  •
  Under each employment agreement, if the executive is terminated by us without "cause" (including our election not to extend the term of his agreement but not on account of "disability") or resigns for "good reason" (each as defined in his employment agreement), he will be entitled to certain severance payments, as described in detail below under "—Potential Payments Upon Termination or Change-in-Control."

  •
  Each employment agreement contains confidentiality, non-competition, non-solicitation and non-disparagement restrictions during the term of the employment agreement and for certain specified periods thereafter. The non-competition restricted period is 18 months for Mr. Kite and Mr. McGowan and 12 months for Mr. Sink and Mr. Murray.

Bonuses and Equity Awards.    Each of our NEOs received in 2017 short-term incentive compensation related to 2016 performance that was paid in the form of cash. For a discussion of these awards, including their material terms and features, please see "Compensation Discussion and Analysis—Components of Executive Compensation—Short-Term Incentive Compensation" and the "Summary Compensation Table," including footnote 4 to such table. In 2016, 2015 and 2014, each of our NEOs (except Mr. Murray with respect to 2014 as he was not yet a NEO) received discretionary bonuses paid in the form of cash and common shares related to 2015, 2014 and 2013 performance, respectively. See footnotes 2 and 3 to the "Summary Compensation Table" above. In recent years, we have also made additional grants of restricted common shares to each of our NEOs. See "Compensation Discussion and Analysis—Components of Executive Compensation—Grants of Share-Based Incentive Compensation Awards," the "Summary Compensation Table" and the "Grants of Plan Based Awards in 2016" Table, including the footnotes to such tables.

OPP LTIP Units.    In connection with the implementation of our 2014 OPP, we amended the operating partnership's partnership agreement to create the LTIP units as a new class of limited partnership units. LTIP units are structured to qualify as "profits interests" for tax purposes, with the result that at issuance they have no capital account in the operating partnership. Any LTIP units issued by the operating partnership may be subjected to vesting requirements as determined by the Compensation Committee.

LTIP units do not participate in quarterly per unit cash distributions until the date specified in the applicable grant agreement (the "distribution participation date"). The distribution participation dates for the LTIP units granted in July 2014 and January 2016, respectively, are after the three-year performance period ends with respect to each grant. Commencing on the distribution participation date, LTIP units receive the same quarterly per unit cash distributions as the other outstanding Class A units in the operating partnership. In addition, subject to certain limitations, as of the distribution participation date for each vested LTIP unit, the holder of such LTIP unit receives a special cash distribution equal to the amount of cash distributions per unit that were paid on the Class A units during the period from issuance of such LTIP unit until the distribution participation date for such LTIP unit, multiplied by 10%.

Net income and net loss are allocated to LTIP units from the date of issuance of the LTIP units until the distribution participation date for such LTIP units in amounts per LTIP unit equal to the amounts allocated per Class A unit for the same period, multiplied by 10%. Commencing on the distribution participation date for the LTIP units, net income and net loss are allocated to such LTIP units in amounts per LTIP unit equal to the amounts allocated per Class A unit.

Initially, each LTIP unit will have a capital account of zero, and, therefore, the holder would receive nothing if the operating partnership were liquidated immediately after the LTIP unit is awarded. However, "book gain" or economic appreciation in our assets realized by the operating partnership, whether as a result of an actual asset sale or upon the revaluation of our assets, as permitted by applicable treasury regulations, first will be allocated to the LTIP units until the capital account per LTIP unit is equal to the capital account per Class A unit in the operating partnership. The applicable treasury regulations and the partnership agreement provide that assets of the operating partnership may be revalued upon specified events, including upon additional capital contributions by us or other partners of the operating partnership, upon a distribution by the operating partnership to a partner in redemption of partnership interests, upon the liquidation of the operating partnership or upon a later issuance of additional LTIP units. Upon equalization of the capital account of an LTIP unit with the per unit capital account of the Class A units (and full vesting of the LTIP unit, if such unit is subject to vesting), the LTIP unit will be convertible by the holder or by the operating partnership into one Class A unit, subject to certain exceptions and adjustments. However, in no event may a holder of vested LTIP units convert a number of vested LTIP units that exceeds (i) the capital account balance attributable to the LTIP units, divided by (ii) the capital account balance attributable to Class A units. There is a risk that an LTIP unit will never become convertible into one Class A unit because of insufficient gain realization to equalize capital accounts, and, therefore, the value that a holder will realize for a given number of vested LTIP units may be less than the value of an equal number of the Company's common shares. Any Class A units issued upon conversion of vested LTIP units are subject to mandatory redemption by the operating partnership, for cash or our common shares at the operating partnership's sole discretion, at any time after the service of the grantee of such LTIP units to us or operating partnership is terminated.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END DECEMBER 31, 2016

The following table sets forth the outstanding equity awards for each named executive officer as of December 31, 2016.

	Option Awards (1)				Share Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#) (3)	Market Value of Shares or Units of Shares That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
John A. Kite	50,664	—	$49.16	3/7/2018
Chairman and	15,000	—	$14.24	2/23/2019
Chief Executive	12,500	—	$16.60	2/22/2020
Officer	19,068	—	$21.04	2/18/2021
					202,863	$4,763,217	241,896	$5,640,000

Thomas K. McGowan	34,070	—	$49.16	3/7/2018
President and	1,687	—	$16.60	2/22/2020
Chief Operating Officer					71,162	$1,670,884	107,591	$2,497,500

Daniel R. Sink	22,689	—	$49.16	3/7/2018
Executive Vice President and Chief Financial Officer					57,868	$1,358,741	76,005	$1,777,500

Scott E. Murray	—	—	—	—
Executive Vice President, General Counsel and Corporate Secretary					12,391	$290,941	41,898	$988,125

(1)
Common share option awards vest over five years and expire ten years from the grant date. Twenty percent of the common share options vest on the one-year anniversary of the grant date and the remaining common share options vest monthly over the subsequent 48 months.
(2)
Takes into account our one-for-four reverse share split that occurred in August 2014.
(3)
Represents restricted common share awards granted prior to January 1, 2017 that are not fully vested as of December 31, 2016, all of which vest ratably over three to five years beginning on the first anniversary date of the grant and are not subject to any performance criteria, and in some cases are subject to a three-year "no-sell" restriction prohibiting the executive officers from transferring the shares for a three-year period after the award vests, except to the extent necessary to satisfy tax obligations. Also represents restricted shares that were granted July 2, 2014 and converted into an equal number of LTIPs in June 2015; such LTIPs vest ratably over three to five years beginning on the first anniversary date of the grant, are not subject to any performance criteria, and are subject to a three-year "no-sell" restriction.

  Following is a table that reflects the grant date, number of shares granted , and vesting period for grants of restricted shares (or converted LTIPs) a portion of which remain unvested as of December 31, 2016:

Name	Grant Date	# of Shares Granted	Vesting Period (Years)
John A. Kite	2/16/12	4,155	5
	2/13/13	7,703	3
	5/9/13	9,264	3
	5/9/13	24,041	5
	2/24/14	9,492	3
	2/24/14	30,616	5
	3/25/14	50,000	5
	7/2/14	183,224	4
	3/4/15	15,694	3
	3/4/15	18,765	5
	2/17/16	23,791	5

Thomas K. McGowan	2/16/12	969	5
	2/13/13	3,441	3
	5/9/13	3,995	3
	5/9/13	10,683	5
	2/24/14	3,963	3
	2/24/14	11,466	5
	3/25/14	20,000	5
	7/2/14	54,967	4
	3/4/15	6,456	3
	3/4/15	6,913	5
	2/17/16	9,176	5

Daniel R. Sink	2/16/12	2,249	5
	2/13/13	2,691	3
	5/9/13	5,109	3
	5/9/13	9,150	5
	2/24/14	3,242	3
	2/24/14	10,472	5
	3/25/14	15,000	5
	7/2/14	36,644	4
	3/4/15	5,270	3
	3/4/15	6,419	5
	2/17/16	2,265	3
	2/17/16	8,157	5

Scott E. Murray	8/19/14	11,587	5
	2/17/16	5,438	5
(4)
Based on the closing share price on December 31, 2016 of $23.48.
(5)
Represents grants of LTIP units under our 2014 and 2016 OPP. Also represents the 2015 and 2016 awards of performance-based restricted share units that may be earned over a three-year performance period from January 1, 2015 to December 31, 2017 and January 1, 2016 to December 31, 2018, respectively. An eligible payout of up to 200% of target may be earned depending on our TSR over the three-year measurement period in relation to specific percentiles of the peer group.

OPTION EXERCISES AND SHARES VESTED IN 2016

The following table sets forth the number of share options that were exercised during 2016 and the value realized on exercise, and the amounts and value of restricted common shares that vested during 2016 for each named executive officer.

	Option Awards		Share Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares or Units Acquired on Vesting	Value Realized on Vesting ($) (1)
John A. Kite	—	$—	87,791	$2,421,615
Chairman and Chief Executive Officer

Thomas K. McGowan	—	$—	31,748	$872,824
President and Chief Operating Officer

Daniel R. Sink	16,625	$253,815	23,395	$643,464
Executive Vice President and Chief Financial Officer

Scott E. Murray	—	—	2,317	$61,354
Executive Vice President, General Counsel and Corporate Secretary

(1)
Value realized on vesting was determined using the closing price of the Company's common shares on the respective dates that the restricted shares vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We may be required to make certain payments to our NEOs in the event their services are terminated or we experience a change in control. Under the terms of our employment agreements with Messrs. Kite, Sink, McGowan and Murray, the amount of these payments (and whether we would be required to make them) depends on the nature of the executive's termination. The various termination and change-in-control scenarios and the amounts we would be required to pay upon the occurrence of each are described below.

Termination by us without "Cause" (including our non-renewal of the employment agreement) or by the named executive officer for "Good Reason"	In this scenario, the named executive officer would be entitled to:

•

compensation accrued at the time of termination

•

a lump sum severance payment equal to his "severance multiple" (which for Mr. Kite and Mr. McGowan is three and for Mr. Sink and Mr. Murray is two), multiplied by the sum of his base salary then in effect and the average annual cash incentive compensation actually paid to the Executive with respect to the prior three fiscal years

•

a lump sum severance payment equal to his pro rata annual cash incentive compensation for the year of termination, subject to the performance criteria having been met for that year unless termination occurs in the year of a "change in control" (as defined in the executive's employment agreement)

• continued medical, prescription and dental benefits to the Executive and/or the Executive's family for 18 months after the Executive's termination date

•

full and immediate vesting of his equity awards that are subject only to time-vesting based on service

•

pro-rata vesting of his performance-based equity awards if the performance objectives are achieved at the end of the performance period, except that if the termination of employment occurs during an outstanding performance period in which a "change in control" (as defined in the executive's employment agreement) occurred, there will be full and immediate vesting of his performance-based equity awards as of his termination date at the greater of (A) the target level on his termination date or (B) actual performance as of his termination date

Termination by us for "Cause" or by the named executive officer without "Good Reason" (including his non-renewal of the employment agreement)	In this scenario, the named executive officer would be entitled to: • compensation accrued at the time of termination

Termination for Death or Disability	In this scenario, the named executive officer would be entitled to:

•

compensation accrued at the time of termination

•

a lump sum payment equal to his pro rata annual cash incentive compensation target for the year of termination

•

continued medical, prescription and dental benefits to him and/or his family for 18 months after his termination date

•

full and immediate vesting of his equity awards, other than any performance-based equity award that is designated as an outperformance award and that specifically supersedes the vesting provision of his employment agreement

Change in Control	Under the 2013 Equity Incentive Plan, in the event of a "corporate transaction" (as defined in the plan) where outstanding equity awards are not assumed by our corporate successor, the named executive officer would receive:

•

full and immediate vesting of all equity awards that were granted under our previous equity incentive plans

• full and immediate vesting of all time-vested equity awards granted under the 2013 Plan (unless we elect to cancel such awards and pay equivalent value for them)

•

settlement of performance awards (i) at target if less than half the performance period has passed or if actual performance is not determinable, and (ii) based on actual performance to date if at least half the performance period has passed

For purposes of the foregoing scenarios, "Cause," "Good Reason" and "Change in Control" are defined as follows:

  •
  Cause.  Each of the employment agreements generally defines "cause" as an executive's (i) conviction for a felony; (ii) commission of an act of fraud, theft or dishonesty related to his duties; (iii) willful and continuing failure or habitual neglect to perform his duties; (iv) material violation of confidentiality covenants or non-competition agreement; or (v) willful and continuing breach of the employment agreement.

  •
  Good Reason.  Each of the employment agreements generally defines "good reason" as (i) a material reduction in the executive's authority, duties and responsibilities or the assignment to him of duties inconsistent with his position; (ii) a material reduction in the executive's annual salary that is not in connection with a reduction of compensation applicable to senior management employees; (iii) our requirement that the executive's work location be moved more than 50 miles from our principal place of business in Indianapolis, Indiana; (iv) our failure to obtain a reasonably satisfactory agreement from any successor to our business to assume and perform the employment agreement; or (v) our material breach of the employment agreement.

  •
  Corporate Transaction.  The 2013 Plan generally defines "change in control" as the first to occur, in a single transaction or in a series of related transactions, of any of the following events: (i) our dissolution or liquidation or a merger, consolidation, or reorganization of us with one or more other entities in which we are not the surviving entity; (ii) a consummated sale of all or substantially all of the assets of us to another person or entity; (iii) any transaction (including a merger or reorganization in which we are the surviving entity) that results in any person or entity (other than persons or entities who are shareholders or affiliates of us immediately prior to the transaction) owning 30% or more of the combined voting power of all classes of our shares; or (v) a change in the composition of our Board of July 23, 2004 in which the incumbent trustees cease, for any reason, to constitute a majority of the Board unless each trustee who was not an incumbent trustee was elected, or nominated for election, by a majority of the incumbent trustees and trustees subsequently so elected or nominated, excluding those trustees who assumed office as a result of an actual or threatened election contest or other solicitation of proxies by or on behalf of an individual, entity or group other than the Board.

QUANTIFICATION OF BENEFITS UNDER TERMINATION EVENTS

The tables below set forth the amount that we would be required to pay each of the NEOs under the termination events or described above or upon a change in control, assuming the termination or change in control occurred on December 31, 2016.

Benefits and Payments	Without Cause or For Good Reason (1)		For Cause or Without Good Reason (2)	Death or Disability	Change-in- Control (No Termination) (3)

John A. Kite

Cash Severance	$5,659,027		—	$875,000	—
Accelerated Vesting of Non-Vested Equity Awards	$10,403,217	(4)	—	$10,403,217	$8,858,217
Medical Benefits	$18,861		—	$18,861	—

Total	$16,081,105		—	$11,297,078	$8,858,217

Thomas K. McGowan

Cash Severance	$2,771,599		—	$337,500	—
Accelerated Vesting of Non-Vested Equity Awards	$4,168,384	(4)	—	$4,168,384	$3,455,884
Medical Benefits	$12,720		—	$12,720	—

Total	$6,952,703		—	$4,518,604	$3,455,884

Daniel R. Sink

Cash Severance	$1,709,238		—	$300,000	—
Accelerated Vesting of Non-Vested Equity Awards	$3,136,241	(4)	—	$3,136,241	$2,662,241
Medical Benefits	$18,861		—	$18,861	—

Total	$4,864,339		—	$3,455,102	$2,662,241

Scott E. Murray

Cash Severance	$1,366,150	(5)	—	$217,750	—
Accelerated Vesting of Non-Vested Equity Awards	$2,157,513	(4)	—	$2,157,513	$2,001,888
Medical Benefits	$17,966		—	$17,966	—

Total	$3,541,628		—	$2,393,228	$2,001,888

(1)
Includes non-renewal by us of the executive's employment agreement.
(2)
Includes non-renewal by the executive of his employment agreement.
(3)
Consists of a "Corporate Transaction" under the 2013 Equity Incentive Plan in which outstanding equity awards are not assumed by our corporate successor. Amounts in this column are payable solely by operation of our 2013 Equity Incentive Plan. During 2014, we renegotiated our NEOs' employment agreements to, among other things, eliminate "single-trigger" severance payments upon a change in control.
(4)
Amount calculated as (i) the number of shares that have not vested (from the Outstanding Equity Awards at Fiscal Year-End December 31, 2016 Table) multiplied by the closing price of our common shares of $23.48 on December 31, 2016, (ii) payout of performance-based restricted share units awarded in 2015 and 2016 at the maximum payout of 200% of target, and (iii) pro rata maximum payout value of awards under our 2014 OPP and 2016 OPP(from the Outstanding Equity Awards at Fiscal Year-End December 31, 2016 Table).
(5)
Represents cash payment based on 2016 annual cash incentive compensation plus two times the sum of 2016 base salary and 2016 annual cash incentive compensation (instead of 2016 annual cash incentive compensation plus two times the sum of 2016 base salary and the average annual cash incentive compensation actually paid to the executive with respect to the prior three fiscal years, as described above). Mr. Murray joined the Company in August 2014 and therefore does not have a three-year annual cash incentive compensation history, but the Company believes providing the information as if he did have a three-year history is more useful to investors.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common shares that may be issued under all of our existing equity compensation plans as of December 31, 2016.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by shareholders	182,462	$37.58	862,152
Equity compensation plans not approved by shareholders	—	—	—

Total		$37.58	862,152

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. After careful consideration of the matter and in recognition of the importance of this matter to our shareholders, the Board has determined that it is in the best interests of the Company and our shareholders to seek the ratification by our shareholders of our Audit Committee's selection of our independent registered public accounting firm. A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

VOTE REQUIRED AND RECOMMENDATION

The affirmative vote of the holders of a majority of all the votes cast at the annual meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. For purposes of this proposal, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote. Even if the appointment of Ernst & Young LLP as our independent registered public accounting firm is ratified, our Board and the Audit Committee may, in their discretion, change that appointment at any time during the year should they determine such a change would be in the best interests of the Company and our shareholders. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FEES

Our consolidated financial statements for the years ended December 31, 2016 and 2015 have been audited by Ernst & Young LLP, which served as our independent registered public accounting firm for those years.

The following summarizes the fees billed by Ernst & Young LLP for services performed for the years ended December 31, 2016 and 2015:

	2016	2015
Audit Fees (1)	$992,080	$1,033,000
Audit-Related Fees	15,000	—
Tax Fees	85,000	—
All Other Fees	—	—

Total	$1,092,080	$1,033,000

(1)
Represents fees for the audit of the financial statements and the attestation on the effectiveness of internal control over financial reporting. Also includes fees totaling $120,000 in 2016 associated with our unsecured bond offering and equity offerings and $132,500 in 2015 associated with our equity offerings and other registration statements.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee's policy is to review and pre-approve, either pursuant to the Audit Committee's Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company's independent auditor to provide any permitted non-audit service to the Company. The Audit Committee has delegated authority to its chairman to pre-approve engagements for the performance of audit and non-audit services, for which the estimated cost for such services shall not exceed $200,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement.

All audit-related and non-audit services provided to us by Ernst & Young LLP since our initial public offering have been pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of Mr. Gerald W. Grupe, Ms. Christie B. Kelly, Mr. David R. O'Reilly and Dr. Charles H. Wurtzebach. The members of the Audit Committee are appointed by and serve at the discretion of the Board.

One of the principal purposes of the Audit Committee is to assist the Board in the oversight of the integrity of the Company's financial statements. The Company's management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2016 with our management.

The Audit Committee also is responsible for assisting the Board in the oversight of the qualification, independence and performance of the Company's independent auditors. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by Auditing Standard No. 1301, "Communications with Audit Committees" issued by the Public Company Accounting Oversight Board ("PCAOB").

The Audit Committee has received both the written disclosures and the letter regarding the independent auditor's independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors their independence. In addition, the Audit Committee considers whether the provision of non-audit services, and the fees charged for such non-audit services, by the independent auditor are compatible with maintaining the independence of the independent auditor from management and the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company's audited financial statements for 2016 be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Respectfully submitted,
The Audit Committee of the Board of Trustees
CHARLES H. WURTZEBACH (CHAIRMAN) GERALD W. GRUPE CHRISTIE B. KELLY DAVID R. O'REILLY

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common shares and units of limited partnership interest of our Operating Partnership, by:

  •
  each of our trustees;

  •
  each of our NEOs;

  •
  all of our trustees and executive officers as a group; and

  •
  each person known to us to be the beneficial owner of more than five percent of our common shares.

Unless otherwise indicated, the information set forth below is as of March 22, 2017, the record date for the annual meeting. Operating partnership units are redeemable for an equal number of our common shares or cash, at our election, beginning one year after the date of issuance. Unless otherwise indicated, all shares and operating partnership units are owned directly and the indicated person has sole voting and dispositive power with respect to such shares or operating partnership units.

The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or dispositive power with respect to such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement.

Unless otherwise indicated, the address of each person listed below is c/o Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES AND UNITS BENEFICIALLY OWNED	% OF ALL SHARES (1)	% OF ALL SHARES AND UNITS (2)
Executive Officers and Trustees

John A. Kite (3)	909,842	1.08%	1.06%
Thomas K. McGowan (4)	363,822	*	*
Daniel R. Sink (5)	160,422	*	*
Scott E. Murray (6)	21,106	*	*
William E. Bindley	57,965	*	*
Victor J. Coleman	14,182	*	*
Lee A. Daniels	8,506	*	*
Gerald W. Grupe	10,842	*	*
Christie B. Kelly	10,410	*	*
David R. O'Reilly	8,627	*	*
Barton R. Peterson	10,890	*	*
Charles H. Wurtzebach	7,096	*	*
All executive officers and trustees as a group (12 persons)	1,583,710	1.87%	1.83%
More than Five Percent Beneficial Owners

The Vanguard Group, Inc. (7)	13,283,275	15.9%	15.5%
Blackrock, Inc. (8)	11,877,051	14.2%	13.9%
FMR LLC (9)	9,833,126	11.8%	11.5%
Vanguard Specialized Funds (10)	6,332,790	7.6%	7.4%

*
Less than 1%
(1)
The total number of shares deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 83,581,039 common shares outstanding as of March 22, 2017, (b) the number of common shares that are issuable to such person(s) upon exercise of options that are exercisable within 60 days of March 22, 2017, and (c) the number of common shares issuable to such person(s) upon redemption of limited partnership units owned by such person(s). All limited partnership units held by the named persons are currently redeemable for common shares or cash at the Company's option.
(2)
The total number of shares and units deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 83,581,039 common shares outstanding as of March 22, 2017, (b) 1,986,830 limited partnership units outstanding as of March 22, 2017 (other than such units held by us), and (c) the number of common shares that are issuable to such person(s) upon exercise of options that are exercisable within 60 days of March 22, 2017.
(3)
Includes 77,165 common shares (71,939 of which are restricted subject to time vesting) and 733,347 limited partnership units (133,254 of which are restricted subject to time vesting) owned directly by Mr. John A. Kite, 2,098 common shares owned by Mr. Kite's spouse, and 97,232 common shares which John A. Kite has the right to acquire upon exercise of common share options. Of the shares and units included as beneficially owned by Mr. John A. Kite, 9,857 shares and 326,067 units are pledged to secure indebtedness owed by Mr. John A. Kite or his affiliates.

(4)
Includes 84,564 common shares (23,011 of which are restricted subject to time vesting) and 238,501 limited partnership units (43,544 of which are restricted subject to time vesting) owned directly by Thomas K. McGowan, 35,757 common shares which Thomas K. McGowan has the right to acquire upon exercise of common share options, and 5,000 limited partnership units held by an irrevocable trust.
(5)
Includes 67,547 common shares (16,849 of which are restricted subject to time vesting) and 67,936 limited partnership units (32,598 of which are restricted subject to time vesting) owned directly by Mr. Daniel R. Sink, 1,000 common shares owned by Mr. Sink's children, 1,250 owned by Mr. Sink's mother and 22,689 common shares which Daniel R. Sink has the right to acquire upon exercise of common share options.
(6)
Includes 10,258 common shares (6,952 of which are restricted subject to time vesting) and 10,848 limited partnership units (9,760 of which are restricted subject to time vesting) owned directly by Scott E. Murray.
(7)
Based on information provided by The Vanguard Group, Inc. ("Vanguard Group") in a Schedule 13G/A filed with the SEC on February 10, 2017. Vanguard Group has sole voting power with respect to 204,044 shares, shared voting power with respect to 97,054 shares, sole dispositive power with respect to 13,091,520 of these shares and shared dispositive power with respect to 191,755 of these shares. The address of Vanguard Group, as reported by it in the Schedule 13G/A, is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard Group reports that it is the parent holding company for certain persons or entities that have acquired our common shares and that are listed in that Schedule 13G/A.
(8)
Based on information provided by BlackRock, Inc. ("BlackRock") in Schedule 13G/A filed with the SEC on January 12, 2017. BlackRock has sole voting power with respect to 11,644,353 of these shares, shared voting power with respect to none of these shares and sole dispositive power with respect to the entire number of these shares. The address of Blackrock, Inc., as reported by it in the Schedule 13G/A, is 55 East 52nd Street, New York, NY 10055. BlackRock reports that it is the parent holding company for certain persons or entities that have acquired our common shares and that are listed in that Schedule 13G/A.
(9)
Based on information provided by FMR, LLC in a Schedule 13G/A filed jointly with the SEC on February 14, 2017 by FMR, LLC and Abigail P. Johnson. FMR, LLC has sole voting power with respect to 6,111,441 shares, shared voting power with respect to none of these shares and sole dispositive power with respect to the entire number of these shares. Abigail P. Johnson reports sole dispositive power with respect to the entire number of these shares. The address of FMR, LLC and the related reporting persons, as reported by it in the Schedule 13G/A, is 245 Summer Street, Boston, MA 02210. FMR, LLC reports that it is the parent holding company for certain persons or entities that have acquired our common shares and that are listed in that Schedule 13G/A.
(10)
Based on information provided by Vanguard Specialized Funds – Vanguard REIT Index Fund ("Vanguard Specialized Funds") in a Schedule 13G/A filed with the SEC on February 13, 2017. Vanguard Specialized Funds has sole voting power with respect to 6,332,790 of these shares, shared voting power with respect to none of these shares and sole dispositive power with respect to none of these shares. The address of Vanguard Specialized Funds, as reported by it in the Schedule 13G/A, is 100 Vanguard Blvd., Malvern, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATED PERSON TRANSACTION POLICY

We have adopted a written related person transaction approval policy to further the goal of ensuring that any related person transaction is properly reviewed, and if necessary approved, first by our Corporate Governance and Nominating Committee, and if appropriate, a majority of the disinterested trustees of our Board. The policy applies to transactions or arrangements between us and any related person, including trustees, trustee nominees, executive officers, greater than 5% shareholders and the immediate family members of each of these groups. This policy does not, however, apply with respect to general conflicts between our interests and our employees, officers and trustees, including issues relating to engaging in a competing business and performing outside or additional work, which are reported and handled in accordance with our separate Code of Business Conduct and Ethics and other procedures and guidelines that we may implement from time to time.

Under the policy, the trustees and executive officers are responsible for identifying and reporting to our Compliance Officer any proposed transaction with a related person. Upon notification, the Compliance Officer begins collecting information regarding the transaction and notifies the Corporate Governance and Nominating Committee Chairperson of such transaction. The Chairperson of the Corporate Governance and Nominating Committee determines whether the proposed transaction is required to be, or otherwise should be, reviewed by the Corporate Governance and Nominating Committee.

If the proposed transaction is required to be approved by a majority of the disinterested members of our Board in accordance with our declaration of trust or corporate governance guidelines, the Corporate Governance and Nominating Committee makes a recommendation regarding the proposed transaction, and the disinterested trustees determine whether it is appropriate and advisable for us to engage in the proposed transaction. If the transaction involves a trustee, that trustee does not participate in the action regarding whether to approve or ratify the transaction. If the proposed transaction is not required to be approved by a majority of the disinterested members of our Board, the Corporate Governance and Nominating Committee has the final authority to approve or disapprove the proposed transaction.

The following information summarizes our transactions with related parties during 2016 that were subject to our related person transaction policy.

CONTRACTS WITH KMI MANAGEMENT, LLC

We have entered into an agreement to reimburse KMI Management, LLC, in which John A. Kite and Thomas K. McGowan own direct or indirect interests, for company use of an airplane owned by KMI Management. This agreement allows for the use by us and our consultants of the airplane solely for business related travel for an established reimbursement amount per hour plus applicable taxes. During 2016, expense reimbursement to KMI Management was approximately $450,000 for the use of the airplane. Neither Mr. Kite nor Mr. McGowan has any direct interest in the expense reimbursement made to KMI Management, LLC, other than with respect to their ownership interests in that entity.

OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers and trustees, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Executive officers, trustees and greater than 10% shareholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

Based on our review of the copies of such forms, and/or on written representations from the reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, trustees and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2016.

OTHER MATTERS TO COME BEFORE THE 2017 ANNUAL MEETING

No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by our Board, or, if no such recommendation is given, in their own discretion.

SHAREHOLDERS PROPOSALS AND NOMINATIONS FOR THE 2018 ANNUAL MEETING

Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the next annual meeting of shareholders must be received at our principal executive offices no later than December 1, 2017. However, if we hold our 2018 annual meeting on a date that is more than 30 days before or after May 10, 2018, shareholders must submit proposals for inclusion in our 2018 proxy statement within a reasonable time before we begin to print our proxy materials. Under Rule 14a-8, we are not required to include shareholder proposals in our proxy materials unless conditions specified in the rule are met.

In addition, any shareholder who wishes to propose a nominee to our Board or propose any other business to be considered by the shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 13 of our bylaws, which are on file with the SEC and may be obtained from Investor Relations upon request. These notice provisions require that nominations of persons for election to the our Board and the proposal of business to be considered by the shareholders for the 2018 annual meeting must be received no earlier than December 1, 2017 and not later than 5:00 p.m. EST on December 31, 2017. However, in the event that the date of the notice of the 2018 annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the notice of the 2017 annual meeting, notice by the shareholder to be timely must be received no earlier than the 120th day prior to the date of mailing of the notice for the 2018 annual meeting and not later than 5:00 p.m. EST on the later of the 90th day prior to the date of mailing of the notice for the 2018 annual meeting or the 10th day following the date that we publicly announce the date of mailing of the notice for the 2018 annual meeting.

Pursuant to SEC rules, if a shareholder notifies us after February 14, 2018 of an intent to present a proposal at the 2018 annual meeting of shareholders and the proposal is voted upon at the 2018 annual meeting, our proxy holders will have the right to exercise discretionary voting authority with respect to the proposal.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as "householding." If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call Kite Realty Group Trust, 30 S. Meridian Street, Suite 1100, Indianapolis, Indiana 46204, Attention: Investor Relations (telephone number: 317-577-5600). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Investor Relations in the same manner.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR SHAREHOLDER MEETING ON MAY 10, 2017

This proxy statement, our annual report to shareholders and our annual report on Form 10-K for the year ended December 31, 2016 are available on our website at www.kiterealty.com under the investor relations section of the website. In addition, our shareholders may access this information, as well as transmit their voting instructions, at www.proxyvote.com by having their proxy card and related instructions in hand.

Additional copies of this proxy statement, our annual report to shareholders or our annual report on Form 10-K for the year ended December 31, 2016 will be furnished without charge upon written request to the Corporate Secretary at the mailing address for our executive offices set forth on the first page of this proxy statement. If requested by eligible shareholders, we will provide copies of exhibits to our Annual Report on Form 10-K for the year ended December 31, 2016 for a reasonable fee.

* * * *

By Order of the Board of Trustees,

SCOTT E. MURRAY
Executive Vice President, General Counsel and Corporate Secretary

Indianapolis, Indiana
March 31, 2017

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on May 9, 2017. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. KITE REALTY GROUP TRUST 30 SOUTH MERIDIAN STREET SUITE 1100 INDIANAPOLIS, IN 46204 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on May 9, 2017. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Mailed voting instructions must be received by 11:59 P.M. EDT on May 9, 2017. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E24283-P87969 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KITE REALTY GROUP TRUST The Board of Trustees recommends you vote FOR all of the following nominees: 1. Election of Trustees Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. John A. Kite The Board of Trustees recommends you vote FOR proposal 2. For Against Abstain ! 2 Years ! 3 Years ! Abstain 2. Advisory vote on executive compensation. 1b. William E. Bindley 1 Year The Board of Trustees recommends you vote "1 YEAR" on proposal 3. 1c. Victor J. Coleman ! ! ! ! 1d. Lee A. Daniels 3. Advisory vote on the frequency of the advisory vote on executive compensation. 1e. Gerald W. Grupe The Board of Trustees recommends you vote FOR proposal 4. For Against Abstain ! ! ! 1f. Christie B. Kelly 4. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for Kite Realty Group Trust for the fiscal year ending December 31, 2017. 1g. David R. O'Reilly 1h. Barton R. Peterson NOTE: TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE AND OTHERWISE REPRESENT THE SHAREHOLDER SUBMITTING THIS PROXY ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. 1i. Charles H. Wurtzebach Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The proxy materials for the Kite Reality Group Trust Annual Meeting of Shareholders, including the Notice and Proxy Statement and Annual Report, are available at www.proxyvote.com. E24284-P87969 KITE REALTY GROUP TRUST Proxy Solicited By The Board of Trustees For The Annual Meeting of Shareholders To Be Held May 10, 2017 This proxy is solicited on behalf of the Board of Trustees of Kite Realty Group Trust. The undersigned shareholder of Kite Realty Group Trust hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated on March 31, 2017, and hereby appoints John A. Kite and Daniel R. Sink, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the common shares of Kite Realty Group Trust that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Kite Realty Group Trust to be held at 30 S. Meridian Street, Eighth Floor, Indianapolis, Indiana 46204 on Wednesday, May 10, 2017 at 9:00 a.m. EDT, and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters on the reverse side and in accordance with the following instructions. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THIS PROXY, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2, "1 YEAR" ON PROPOSAL 3 AND "FOR" PROPOSAL 4, AND WITH RESPECT TO ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY SHALL BE VOTED IN THE DISCRETION OF THE PROXIES NAMED ABOVE. Continued and to be signed on reverse side V.1.1